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                               PURCHASE AGREEMENT


                                  by and among


                    HEAVENLY VALLEY SKI & RESORT CORPORATION,

                              HEAVENLY CORPORATION,

                            AMERICAN SKIING COMPANY,

                              VR HEAVENLY I, INC.,

                              VR HEAVENLY II, INC.

                                       and

                               VAIL RESORTS, INC.




                         ------------------------------

                                 March 26, 2002
                         ------------------------------








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

                                TABLE OF CONTENTS


                                                                            Page

ARTICLE I CERTAIN DEFINITIONS..................................................2
         1.01     Certain Definitions..........................................2
         1.02     Other Capitalized Terms......................................8

ARTICLE II CALCULATION OF PURCHASE PRICE AND PAYMENT..........................10
         2.01     Sale and Purchase of Interests..............................10
         2.02     Payment at the Closing......................................11
         2.03     Working Capital and EBITDA Adjustments......................12
         2.04     Payments in Respect of Real Estate..........................14
         2.05     Escrow......................................................15

ARTICLE III REPRESENTATIONS AND WARRANTIES OF  THE SELLERS....................15
         3.01     Organization and Qualification..............................15
         3.02     Title to the Interests; Ownership of Assets.................15
         3.03     Subsidiaries................................................16
         3.04     Binding Obligation..........................................16
         3.05     No Default or Conflicts.....................................16
         3.06     No Governmental Authorization or Consent Required...........17
         3.07     Financial Statements; Undisclosed Liabilities...............17
         3.08     No Material Adverse Effect..................................18
         3.09     Intellectual Property.......................................18
         3.10     Compliance with Laws........................................19
         3.11     Contracts...................................................19
         3.12     Litigation..................................................20
         3.13     Approvals...................................................20
         3.14     Labor Matters...............................................20
         3.15     Employee Benefit Plans......................................21
         3.16     Brokers.....................................................23
         3.17     Environmental Compliance....................................24
         3.18     Insurance...................................................25
         3.19     Real Property...............................................25
         3.20     Personal Property...........................................27
         3.21     Tax Matters.................................................27
         3.22     Powers of Attorney..........................................28
         3.23     Bank Accounts...............................................28
         3.24     Passenger Tramway...........................................28
         3.25     Water Rights................................................28
         3.26     NO OTHER REPRESENTATIONS....................................29
         3.27     CONDITION OF THE BUSINESS...................................29

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER....................30
         4.01     Organization of the Purchaser...............................30
         4.02     Power and Authority.........................................30
         4.03     No Conflicts................................................30
         4.04     Purchase for Investment.....................................31
         4.05     Litigation..................................................31
         4.06     Brokers.....................................................31
         4.07     Availability of Funds.......................................31
         4.08     No Divestitures.............................................31
         4.09     NO OTHER REPRESENTATIONS....................................31
         4.10     INDEPENDENT INVESTIGATION...................................32

ARTICLE V EMPLOYEES AND EMPLOYEE-RELATED MATTERS..............................32
         5.01     Employment Matters..........................................32
         5.02     Benefit Plans...............................................33

ARTICLE VI CLOSING 33
         6.01     Closing Date................................................33

ARTICLE VII CONDITIONS TO OBLIGATIONS OF THE PURCHASERS TO CONSUMMATE THE
   TRANSACTION................................................................34
         7.01     Representations and Warranties; Compliance with Covenants...34
         7.02     No Material Adverse Effect..................................34
         7.03     No Injunction...............................................34
         7.04     Approvals...................................................34
         7.05     Release of Liens............................................35
         7.06     Assignment..................................................35
         7.07     Related Documents...........................................35
         7.08     FIRPTA Affidavit............................................35
         7.09     Resignations................................................35
         7.10     Outstanding Indebtedness....................................36
         7.11     Release of Guarantees.......................................36
         7.12     Settlement of Accounts......................................36
         7.13     Capital Leases..............................................36
         7.14     Payment of Outstanding Indebtedness.........................36

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF THE SELLERS TO CONSUMMATE THE
    TRANSACTION...............................................................36
         8.01     Representations and Warranties; Compliance with Covenants...36
         8.02     No Injunction...............................................37
         8.03     Approvals...................................................37
         8.04     Related Documents...........................................37
         8.05     Substitute Letter of Credit.................................37
         8.06     Settlement of Accounts......................................37

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

ARTICLE IX COVENANTS..........................................................37
         9.01     Regulatory Filings, etc.....................................37
         9.02     Injunctions.................................................38
         9.03     Access to Information.......................................38
         9.04     No Extraordinary Actions by the Sellers.....................38
         9.05     Commercially Reasonable Efforts; Further Assurances.........40
         9.06     Use of Names; Name Change...................................43
         9.07     Confidentiality; Publicity..................................43
         9.08     Transition..................................................44
         9.09     Access to Records After the Closing.........................44
         9.10     Real Estate Purchase........................................45
         9.11     Interim Operations of the Parent............................45
         9.12     No Solicitation.............................................45
         9.13     Tax Matters.................................................45
         9.14     Compliance with Laws........................................46
         9.15     Updating of the Schedules...................................46

ARTICLE X SURVIVAL AND INDEMNIFICATION........................................47
         10.01    Survival....................................................47
         10.02    Indemnification by the Sellers..............................47
         10.03    Indemnification by the Purchasers...........................48
         10.04    Limitations on Indemnification; Exclusive Remedy............48
         10.05    Defense of Claims...........................................49
         10.06    Losses Net of Insurance, etc................................50
         10.07    Section 9.05(m) Agreement...................................51

ARTICLE XI TAX MATTERS........................................................51
         11.01    Tax Indemnification.........................................51
         11.02    Tax Refunds.................................................52
         11.03    Preparation and Filing of Tax Returns and Payment of Taxes..52
         11.04    Tax Cooperation.............................................53
         11.05    Tax Audits..................................................53
         11.06    Tax Treatment of Indemnification Payment....................55

ARTICLE XII TERMINATION.......................................................55
         12.01    Termination.................................................55
         12.02    Other Agreements; Material To Be Returned...................56
         12.03    Effect of Termination.......................................56

ARTICLE XIII MISCELLANEOUS....................................................57
         13.01    Complete Agreement..........................................57
         13.02    Waiver, Discharge, etc......................................57
         13.03    Fees and Expenses...........................................57
         13.04    Amendments..................................................57
         13.05    Notices.....................................................58
         13.06    Venue.......................................................59
         13.07    GOVERNING LAW; WAIVER OF JURY TRIAL.........................59


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         13.08    Headings....................................................59
         13.09    Interpretation..............................................59
         13.10    Exhibits and Schedules......................................59
         13.11    Successors..................................................59
         13.12    Remedies....................................................60
         13.13    Third Parties...............................................60
         13.14    Severability................................................60
         13.15    Counterparts; Effectiveness.................................60


EXHIBITS

Exhibit A.........Form of Escrow Agreement
Exhibit B-1.......Form of HVSR Assignment
Exhibit B-2.......Form of HC Assignment
Exhibit C.........Form of Surveyor Certificate

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

                               PURCHASE AGREEMENT

                  PURCHASE AGREEMENT, dated as of March 26, 2002 (this "Agreement"), by and among HEAVENLY VALLEY SKI & RESORT CORPORATION, a Delaware corporation ("HVSR"), AMERICAN SKIING COMPANY, a Delaware corporation ("ASC"), HEAVENLY CORPORATION, a Delaware corporation ("HC" and, together with HVSR and ASC the "Sellers"), VR Heavenly I, Inc., a Delaware corporation (the "GP Purchaser"), VR Heavenly II, Inc., a Delaware corporation (the "LP Purchaser"), and VAIL RESORTS, INC., a Delaware corporation (the "Parent" and together with the GP Purchaser and the LP Purchaser, the "Purchasers") for the sale and purchase of all of the general partnership interests and all of the limited partnership interests in Heavenly Valley, Limited Partnership, a Nevada limited partnership (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, HC is the sole general partner, and HVSR is the sole limited partner, of the Company;

                  WHEREAS, ASC owns all of the stock of HC and HVSR;

                  WHEREAS, each of the GP Purchaser and the LP Purchaser is an indirect wholly-owned Subsidiary of the Parent;

                  WHEREAS, HC wishes to sell to the GP Purchaser, and the GP Purchaser wishes to purchase from HC, all of HC's general partnership interest in the Company (the "HC Interest") upon the terms and subject to the conditions of this Agreement;

                  WHEREAS, HVSR wishes to sell to the LP Purchaser, and the LP Purchaser wishes to purchase from HVSR, all of HVSR's limited partnership interest in the Company (the "HVSR Interest" and, together with the HC Interest, the "Interests") upon the terms and subject to the conditions of this Agreement; and

                  WHEREAS, American Skiing Resort Properties, Inc., a Maine corporation ("ASC Real Estate Affiliate"), owns the parcel of real estate designated as the "California Base Parcel" in Schedule 3.19(a)(1) of the Seller Disclosure Schedule (the "California Base Parcel") and, as contemplated herein, desires to transfer such real estate to the Company.

                  NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereby agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

                  1.01 Certain Definitions. As used in this Agreement, unless the context requires otherwise, the following terms shall have the meanings indicated:

                  "Affiliate" of any specified Person means any other Person, existing or future, directly or indirectly Controlling, Controlled by or under common Control with the specified Person.

                  "Approvals" means franchises, licenses, permits, certificates of occupancy and other required approvals, authorizations and consents, including the U.S. Forest Service Permits.

                  "Business" means the alpine ski and snowboard resort operated by the Company known as the Heavenly ski area located in Douglas County, Nevada and Eldorado County, California (the "Resort").

                  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

                  "Capital Lease" means any capital equipment lease listed on
Schedule 1.01(a) of the Seller Disclosure Schedule.

                  "Cash Escrow" means $4,000,000.

                  "Closing" means the closing of the transactions contemplated by this Agreement.

                  "Closing Date" means the date on which the Closing actually occurs.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Competing Transaction" means an acquisition of beneficial ownership of all or substantially all of the assets of, or any material interest in, the Company (but excluding any transaction involving all or substantially all of the assets or capital stock of ASC or the ASC Real Estate Affiliate) pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, joint venture or other similar transaction (including any single or multi-step transaction or series of related transactions) with respect to the Company.

                  "Confidentiality Agreement" means that certain letter agreement, dated October 5, 2001, by and among Apollo Management V, L.P. and ASC.

                  "Contract" means any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license agreement, franchise, contract,

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agreement, Lease (including any Real Property Lease), instrument or guarantee
(including any amendments, modifications, extensions or replacements thereof).

                  "Control" means the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of securities, by contract or otherwise.

                  "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demand letters, claims, directives, Liens, proceedings, Litigations or written notices of noncompliance or violation by any Person alleging potential liability (including liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising under any Environmental Law, including, without limitation, (i) the presence, or release or threatened release into the environment, of any Hazardous Substances at any location presently or formerly leased or owned by the Company in violation of any Environmental Law, (ii) any violation of Environmental Law other than as described in clause (i) above or
(iii) any and all written claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or release of any Hazardous Substances in violation of any Environmental Law.

                  "Environmental Law" means any United States federal, state, local or municipal statute, law, rule, regulation, ordinance, code, Environmental Permit, license, approval, common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent or judgment, relating to the environment, public health, occupational health and safety, or to any Hazardous Substance, including, without limitation, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, release, control or cleanup of any Hazardous Substance, or to any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Agency.

                  "Environmental Permit" means any permit, registration, filing, approval or authorization from any Governmental Authority required under, issued pursuant to or authorized by any Environmental Law with respect to the Company.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with the Company as defined in Section 414(b), (c), (m) or (o) of the Code, or under "common control" with the Company, within the meaning of Section 4001(b)(1) of ERISA.

                  "Escrow Agent" has the meaning set forth in the Escrow Agreement.

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                  "Escrow Agreement" means a duly executed escrow agreement
substantially in the form attached as Exhibit A hereto.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  "Financial Statements" means (a) the unaudited balance sheets and statements of earnings and statements of cash flow of the Company as of and for the fiscal years ended July 29, 2001, July 30, 2000, and July 25, 1999 (the "Year-End Financial Statements"), and (b) the unaudited balance sheet and statements of earnings and statement of cash flow of the Company as of and for the six months ended January 27, 2002 (the "Interim Financial Statements").

                  "GAAP" means United States generally accepted accounting principles in effect at the time in question.

                  "Gondola Financing" means (a) the Term Loan Agreement, dated as of December 5, 2001, among the Company and the lenders listed on Schedule 1 thereto and Fleet National Bank, as Administrative Agent, as the same may be amended, modified, substituted, extended or restated, and (b) all other documents, instruments, loan agreements, notes, guaranties, pledge agreements, security agreements, financing statements, and other written agreements described or referred to in, or otherwise executed and delivered from time to time pursuant to or in connection with, such Term Loan Agreement.

                  "Gondola Taxes and Penalties" means the aggregate amount of any prepayment premium or penalty or sales tax or real property transfer tax payable in respect of the payment of the Gondola Financing in connection with the transactions contemplated hereby.

                  "Governmental Agency" means any federal, state or local governmental body or other regulatory or administrative agency or commission.

                  "Hazardous Substance" means (a) any chemical, material or substance defined as, or included in the definition of, "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances or toxic pollutants," "contaminants," "toxic or hazardous chemicals" or "pesticides" in any applicable Environmental Law, or (b) any petroleum or petroleum product, asbestos-containing materials, or lead-based paint.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indebtedness" means (i) any liability, contingent or otherwise, of the Company (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof) or (b) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation or other obligation relating to the deferred purchase price of property); (ii) any liability of others of the

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

kind described in the preceding clause (i) which the Company has guaranteed or which is otherwise its legal liability; (iii) any monetary obligation secured by a lien to which the property or assets of the Company, whether or not the obligations secured thereby shall have been assumed by it or shall otherwise be its legal liability, but not including Liens of the nature described in clauses
(ii) and (iii) of the definition of "Permitted Exceptions" and (iv) all capitalized lease obligations of the Company. In no event shall Indebtedness include trade payables or operating lease obligations.

                  "Judgment" means any judgment, ruling, writ, injunction, order, arbitral award or decree.

                  "Knowledge of the Company" (and any similar phrases as they relate to the Company) means the actual knowledge of those officers of ASC and the Company listed on Schedule 1.01(b) of the Seller Disclosure Schedule.

                  "Law" means any Judgment, law, statute, rule or regulation of any Governmental Agency.

                  "Lease" means any lease, sublease, easement, license, right-of-way or similar interest in real or personal property.

                  "Lien" means any lien, encumbrance, security interest, charge, mortgage, title defect or imperfection, encroachment, option or pledge of any nature whatsoever.

                  "Litigation" means any arbitration, action, suit, claim, proceeding, investigation or written inquiry by or before any Governmental Agency, court or arbitrator.

                  "Material Adverse Effect" means a material adverse effect upon the results of operations, properties, assets or condition of the business of a specified Person and its Subsidiaries taken as a whole; provided, however, that "Material Adverse Effect" shall not include any change, effect, condition, event or circumstance (collectively, "Events") arising out of, or attributable to (i) general economic conditions, changes, effects, events or circumstances, except to the extent such Events disproportionately affect (in a manner that is material and adverse) such specified Person and its Subsidiaries, (ii) changes, effects, conditions, events or circumstances that generally affect the ski, resort or hospitality industries, except to the extent such Events disproportionately affect (in a manner that is material and adverse) such specified Person and its Subsidiaries, (iii) in the case of the Company, any effect which the financial condition of ASC may have on the terms and conditions on which inventory or other assets are purchased by the Company (provided that such effect will be taken into account for purposes of this definition of Material Adverse Effect only to the extent such effect would reasonably be expected to have a material adverse effect (taking into account the reasonably expected duration of said effect) on the Company following the Closing), (iv) any bankruptcy or insolvency of, or any other event affecting the service of, any airline conducting business at any airport servicing the Business, or any

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reduction in or elimination of service by any such airline (or any announcement that any such reduction or elimination is to occur), (v) any acts of terrorism or acts of war, whether occurring within or outside the United States, or any effect of any such acts on general economic or other conditions, except to the extent such acts disproportionately affect (in a manner that is material and adverse) such specified Person or its Subsidiaries, (vi) any climatic or weather condition, except to the extent of any damage or destruction of the assets of such specified Person or its Subsidiaries which has a material and adverse effect on such Person and its Subsidiaries and which is caused by such damage or destruction or (vii) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement to the extent such changes relate to the fact that the Purchasers are the acquirors of the Company.

                  "Material Impairment" means a material impairment of the Company's financial condition or of the Company's ability to operate the Business as currently conducted or of the Company's ability to consummate the transactions contemplated hereby.

                  "Multiemployer Plan" means an employee pension benefit plan, as defined in Section 3(37) of ERISA, to which the Sellers contribute.

                  "Outstanding Indebtedness" means the aggregate outstanding principal balance (or imputed outstanding principal balance, in the case of any Capital Lease) of, and accrued and unpaid interest on, all Indebtedness of the Company, calculated as of the close of business on the day immediately preceding the Closing Date, but not including the ASC-Level Financings.

                  "Permitted Exceptions" means (i) Liens disclosed on any balance sheet included in the Financial Statements or securing liabilities reflected therein (provided that the Liens securing the financings described in Schedule 1.01(c) of the Seller Disclosure Schedule (the "ASC - Level Financings") shall not be Permitted Exceptions); (ii) Liens for taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith; (iii) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business (but only to the extent the obligations secured by such Liens are reflected in Working Capital); (iv) non-monetary Liens the existence of which does not materially adversely affect the operation of the Company's business as currently conducted; (v) Liens that would be disclosed by an accurate survey or physical inspection of the Real Property provided that the same do not materially adversely affect the operation of the Company's business as currently conducted;
(vii) applicable zoning regulations and ordinances, and building, health and other applicable laws or ordinances; (viii) all Space Leases; and (ix) any exceptions to title set forth in the title reports listed on Schedule 3.19(a)(1) of the Seller Disclosure Schedule other than easements, rights of way and other non-monetary Liens the location of which would be disclosed only by an accurate survey or physical inspection of the Real Property and the existence of which materially adversely affects the operation of the Company's business as currently conducted.


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

                  "Person" means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a joint venture, a Governmental Agency or another entity.

                  "Related Documents" means all other agreements and instruments described in or contemplated by this Agreement that are to be executed and delivered in connection with the transactions contemplated hereby.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  "Seller Disclosure Schedule" means the disclosure letter prepared by the Sellers, dated as of the date hereof, and delivered by the Sellers to the Purchasers.

                  "Subsidiary" of any specified Person means any other Person
(i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are owned or Controlled, directly or indirectly, by such specified Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, limited liability company, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is owned or Controlled, directly or indirectly, by such specified Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists.

                  "Substitute Capital Lease" means any Capital Lease with respect to which the obligations and liabilities (including any guaranty) of ASC Leasing, Inc. or any of its Affiliates (other than the Company) are assumed by the Company, the Purchasers or any of the Purchasers' Affiliates in full (together with a concurrent full and unconditional release by the lenders (the "Capital Lease Lenders") with respect to such leases of all liabilities and obligations of ASC Leasing, Inc. and its Affiliates (other than the Company) arising under or in connection with such Capital Leases), all as provided in
Section 9.05(h).

                  "Taxes" means all taxes, charges, fees, duties, levies, imposts, deficiencies or assessments imposed by any federal, state or local taxing authority, including federal, state or local income, profits, franchise, gross receipts, environmental, customs duty, severances, stamp, payroll, sales, use, intangibles, employment, unemployment, disability, property, withholding, backup withholding, excise, production, occupation, service, service use, leasing and lease use, ad valorem, value added, occupancy, transfer, and other taxes, of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

                  "Tax Returns" means all returns and reports, information returns, or payee statements (including, elections, declarations, filings, forms, statements, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

                  "WARN Act" means the Worker Adjustment and Retraining Notification Act, as amended.

                  "Working Capital" means, as of any date of determination, the Company's current assets (excluding cash and any accounts receivable owing from ASC or any of its Affiliates) less current liabilities (excluding Indebtedness and any accounts payable owing to ASC or any of its Affiliates), each as determined in a manner consistent with GAAP; provided the Working Capital shall be calculated without regard to accrued and unpaid interest which is deducted in computing the Purchase Price pursuant to Section 2.01.

                  1.02 Other Capitalized Terms. The following capitalized terms are defined in the following Sections of this Agreement:


Term                                                 Section
----                                                 -------
Accounting Referee                                   9.13(c)(iv)
Agreement                                            Preamble
Allocation Schedule                                  9.13(c)(ii)
ASC                                                  Preamble
ASC-Level Financings                                 1.01
ASC Real Estate Affiliate                            Recitals
Assignments                                          7.06
Back-Up Letter of Credit                             8.05
California Base Parcel                               Recitals
Capital Lease Lenders                                1.01
Capital Lease Taxes and Penalties                    2.02(c)(ii)
Clean Water Act                                      3.17(b)
Company                                              Preamble
Company Plans                                        3.15(a)
Company's Budget                                     2.03(a)(ii)
Company Subject Matter                               9.03
Contest                                              11.05(b)
CPA-Determined Differences                           2.03(d)(ii)
CPA Firm                                             2.03(d)(ii)
Current Plan Year                                    5.02(b)
Differences                                          2.03(d)(ii)
Disagreement Notice                                  2.03(c)
EBITDA                                               2.03(a)(ii)
Employees                                            5.01
Enforceability Exceptions                            3.04
Escrow Termination Date                              2.05
Estimated STD EBITDA Amount                          2.03(a)(ii)
Estimated Working Capital Amount                     2.03(a)


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

Estimated YTD EBITDA Amount                          2.03(a)(ii)
Events                                               1.01
FCC                                                  3.06(a)
Final Adjustment Certificate                         2.03(b)
Final STD EBITDA Amount                              2.03(b)
Final Working Capital Amount                         2.03(b)
Final YTD EBITDA Amount                              2.03(b)
404 Water Permits                                    3.17(b)
GP Purchaser                                         Preamble
HC                                                   Preamble
HC Assignment                                        7.06
HC Interest                                          Recitals
HVSR                                                 Preamble
HVSR Assignment                                      7.06
HVSR Interest                                        Recitals
Indemnifiable Losses                                 10.02
Indemnified Party                                    10.05(a)
Indemnifying Party                                   10.05(a)
Insurance Policies                                   3.18(a)
Intellectual Property                                3.09(a)
Intellectual Property Rights                         3.09(b)
Interests                                            Recitals
Interim Financial Statements                         1.01
Interim Period                                       11.01(a)
Leased Real Property                                 3.19(a)
Letter of Credit                                     2.05
LP Certificate                                       3.01(a)
LP Purchaser                                         Preamble
Material Contracts                                   3.11(a)
Materiality Terms                                    10.04(b)
MDDA                                                 7.04(a)
New U.S. Forest Service Permits                      7.04(b)
Notice of Claim                                      10.05(a)
Objections Notice                                    9.13(c)(iii)
Outstanding Capital Lease Amount                     2.02(c)(ii)
Owned Real Property                                  3.19(a)
Parent                                               Preamble
Plans                                                3.15(a)
Pre-Closing Periods                                  11.01(a)
Promotional Contracts                                3.11(b)
Purchase Price                                       2.01
Purchasers                                           Preamble
Purchaser Indemnitees                                10.02
Purchaser Trade Names                                9.06(b)

Real Property                                        3.19(a)
Real Property Leases                                 3.19(a)
Release                                              9.05(m)
Remaining Post-Season Budgeted Amount                2.03(a)(ii)
Remaining Seasonal Budgeted Amount                   2.03(a)(ii)
Representatives                                      9.03
Resolved Objections                                  2.03(d)(i)
Resort                                               1.01
Response Period                                      9.13(c)(iii)
Review Period                                        2.03(c)
Section 9.05(m) Agreement                            9.05(m)
Section 9.05 Losses                                  10.03
Seller Indemnitees                                   10.03
Sellers                                              Preamble
Seller Trade Names                                   9.06(a)
Sierra Pacific                                       9.05(f)
Sierra Pacific Letter of Credit                      9.05(f)
Space Leases                                         3.19(g)
Straddle Contest                                     11.05(c)
Substitute Letter of Credit                          9.05(f)
Surveyor Certificate                                 3.19(i)
Tax Indemnifying Parties                             11.01(a)
Tax Notice                                           11.05(a)
Tramway Authorities                                  3.24(a)
U.S. Forest Service Permits                          3.19(f)
U.S. Forest Service Properties                       3.19(f)
Vail 401(k) Plan                                     5.02(a)
Year-End Financial Statements                        1.01


                                   ARTICLE II

                    CALCULATION OF PURCHASE PRICE AND PAYMENT

                  2.01 Sale and Purchase of Interests. At the Closing, upon the terms and subject to the conditions of this Agreement, HC and HVSR shall sell to the GP Purchaser and the LP Purchaser, and the GP Purchaser and the LP Purchaser shall purchase from HC and HVSR, the GP Interest and the LP Interest, respectively. The aggregate purchase price for the Interests shall equal the difference between (as further adjusted pursuant to Section 2.03, the "Purchase Price"):

                  (a) $102,000,000; minus

                  (b) the sum of (i) the outstanding principal amount of any Substitute Capital Leases, and any accrued and unpaid interest thereon, calculated as of the close of business on the day immediately preceding the Closing Date and (ii) the Outstanding Indebtedness (other than the Gondola Financing and the Capital Leases).

                  2.02 Payment at the Closing.


                  (a) Payments by the Purchasers. At the Closing, the Purchasers shall pay the Purchase Price as follows:


                  (i) The Purchasers shall pay, by wire transfer of immediately available funds to HC and HVSR, allocated in the respective percentages and to the respective accounts set forth on Schedule 2.02(a) of the Seller Disclosure Schedule, an amount equal to the difference between the Purchase Price and the Cash Escrow; and

                  (ii) The Purchasers shall deliver to the Escrow Agent the Cash Escrow by wire transfer of immediately available funds to the account set forth in the Escrow Agreement; provided, however, that if the Sellers shall have delivered one or more Letters of Credit to the Escrow Agent on or prior to the Closing in accordance with Section 2.05, the Purchasers shall (A) reduce the amount to be paid to the Escrow Agent in accordance with this Section 2.02(a)(ii) and (B) pay to HC and HVSR, in accordance with Section 2.02(a)(i) and in addition to the amount described therein, in each case, in an amount equal to the full amount of such Letter(s) of Credit.

                  (b) In addition to the payment of the Purchase Price, the Purchasers shall, at the Closing, pay (or provide immediately available funds in excess of the Purchase Price to the Company and the Company shall pay) in full fifty percent (50%) of any Gondola Taxes and Penalties.

                  (c) Payments by the Sellers. Immediately prior to the Closing, the Sellers shall prepay or pay (or provide immediately available funds to the Company and the Company shall prepay or pay) in full:

                  (i) the outstanding principal amount of the Gondola Financing and any accrued and unpaid interest thereon, calculated as of the close of business on the day immediately preceding the Closing Date, together with fifty percent (50%) of the Gondola Taxes and Penalties; and

                  (ii) the outstanding principal amount of any Capital Lease that is not a Substitute Capital Lease, calculated as of the close of business on the day immediately preceding the Closing Date (the "Outstanding Capital Lease Amount"), together with any accrued and unpaid interest thereon and one hundred percent (100%) of any prepayment premium or penalty, inducement payment or sales tax or real property transfer tax required to be paid in connection with such prepayment or in respect of the assumption of any Substitute Capital Lease in connection with the consummation of the transactions contemplated hereby (the "Capital Lease Taxes and Penalties").

                  2.03 Working Capital and EBITDA Adjustments. The Purchase Price shall be adjusted as follows:


                  (a) (i) Working Capital Adjustment. No later than the fourth Business Day prior to the Closing Date, the Sellers shall prepare and deliver to the Purchasers an officer's certificate, certifying as to the estimated Working Capital as of the close of business on the day preceding the Closing Date (the "Estimated Working Capital Amount"), which certificate shall be accompanied by a statement of the Estimated Working Capital Amount prepared from the books and records of the Company in accordance with GAAP and in a manner consistent with the preparation of the Year-End Financial Statements. The Purchase Price payable at the Closing shall be increased, on a dollar for dollar basis, to the extent the Estimated Working Capital Amount is greater than negative $5,000,000, or decreased on a dollar for dollar basis, to the extent the Estimated Working Capital Amount is less than negative $5,000,000.

                  (ii) EBITDA Adjustment. No later than the fourth Business Day prior to the Closing Date, the Sellers shall prepare and deliver to the Purchasers an officer's certificate, certifying as to the Company's estimated cumulative earnings before interest, tax, depreciation and amortization (calculated without taking into account non-recurring items of income and expenses) ("EBITDA"), and attaching a statement thereof, prepared from the books and records of the Company in accordance with GAAP and in a manner consistent with the preparation of the Year-End Financial Statements, (a) for the period from July 30, 2001 to the close of business on the day immediately preceding the Closing Date (the "Estimated YTD EBITDA Amount") and (b) for the period from November 26, 2001 to the close of business on the day immediately preceding the Closing Date (the "Estimated STD EBITDA Amount"). The Purchase Price payable at the Closing shall be reduced by the positive difference or increased by the positive value of the negative difference, in each case on a dollar for dollar basis, between (a) the product of (1) the quotient obtained by dividing (x) the number of days that remain in the Company's fiscal year as of the Closing Date by (y) 365 multiplied by (2) the sum of (x) the Estimated YTD EBITDA Amount, (y) the product obtained by multiplying the EBITDA amount budgeted (the "Remaining Seasonal Budgeted Amount") for the period from the Closing Date to April 28, 2002 as set forth in the Company's annual budget set forth in Schedule 2.03(a)(ii) of the Seller Disclosure Schedule (the "Company's Budget") by the quotient obtained by dividing (i) the Estimated STD EBITDA Amount by (ii) the EBITDA amount budgeted for the period from November 26, 2001 to the close of business on the day immediately preceding the Closing Date as set forth in the Company's Budget and (z) the EBITDA amount budgeted for the period from April 29, 2002 to July 28, 2002 as set forth in the Company's Budget (the "Remaining Post-Season Budgeted Amount") minus (b) the sum of the Remaining Seasonal Budgeted Amount plus the Remaining Post-Season Budgeted Amount. For purposes of this Section 2.03, if the Closing Date shall occur on any day other than a Monday, the Closing Date, as used to calculate any EBITDA for any period that includes a reference to the Closing Date, shall be deemed to occur on the following Monday.

                  (b) As soon as practicable, but in any event within 60 days after the Closing Date, the Purchasers shall cause to be prepared and delivered to the Sellers a statement (the "Final Adjustment Certificate") certifying the amount of the (i) Company's Working Capital as of the close of business on the day preceding the Closing Date (the "Final Working Capital Amount") and (ii) the EBITDA for the period (a) from July 30, 2001 to the close of business on the day preceding the Closing Date (the "Final YTD EBITDA Amount") and (b) from November 26, 2001 to the close of business on the day immediately preceding the Closing Date (the "Final STD EBITDA Amount"), in each case, prepared from the books and records of the Company in accordance with GAAP and in a manner consistent with the preparation of the Year-End Financial Statements. The Final Adjustment Certificate shall certify the amount payable by the Sellers to the Purchasers, or by the Purchasers to the Sellers, pursuant to Section 2.03(e).

                  (c) Upon receipt of the Final Adjustment Certificate, the Sellers shall have the right during the succeeding 30-day period (the "Review Period") to examine the Final Adjustment Certificate, and all books and records used to prepare such Final Adjustment Certificate. If the Sellers object that the Final Working Capital Amount, the Final YTD EBITDA Amount and/or the Final STD EBITDA Amount was not calculated correctly, they shall so notify the Purchasers in writing (such notice, a "Disagreement Notice") on or before the last day of the Review Period, setting forth a specific description of the Sellers' objection and the amount of the adjustment to the Final Working Capital Amount, the Final YTD EBITDA Amount and/or the Final STD EBITDA Amount which the Sellers believe should be made. If no Disagreement Notice is delivered within the Review Period, the Final Adjustment Certificate shall be deemed to have been accepted by the parties hereto. The Purchasers will, and will cause the Company to, provide the Sellers full access (during normal business hours and upon reasonable notice) to the books, ledgers, files, reports and operating records of the Company and the then current employees of the Company, and will fully cooperate in reviewing the Final Adjustment Certificate.

                  (d) Dispute Resolution.

                  (i) In the event that a Disagreement Notice is delivered in accordance with Section 2.03(c), the Purchasers and the Sellers shall attempt to resolve the objections set forth therein within 30 days of receipt of such Disagreement Notice. The objections set forth in the Disagreement Notice that are resolved by the Purchasers and the Sellers in accordance with this Section 2.03(d)(i) shall collectively be referred to herein as the "Resolved Objections." The Final Working Capital Amount, the Final YTD EBITDA Amount and/or the Final STD EBITDA Amount shall be adjusted to reflect any Resolved Objections.

                  (ii) If the Purchasers and the Sellers are unable to resolve all the objections set forth in the Disagreement Notice within such 30-day period, they shall jointly appoint KPMG (or any successor thereof) within five days of the end of such 30-day period (the "CPA Firm"). The CPA Firm, acting as experts and not as arbitrators, shall review the objections set forth in the Disagreement Notice that are not Resolved Objections (collectively, the

"Differences"). The CPA Firm shall determine, based on the requirements set forth in this Section 2.03 and only with respect to Differences submitted to the CPA Firm, whether and to what extent the Final Working Capital Amount, the Final YTD EBITDA Amount and/or the Final STD EBITDA Amount requires adjustment so as to be calculated in accordance with this Agreement. The CPA Firm shall be instructed to make its determination within 15 days after its appointment. The Purchasers and the Sellers shall each pay 50% of the fees and disbursements of the CPA Firm. The Purchasers and the Sellers shall, and the Purchasers shall cause the Company to, provide to the CPA Firm full cooperation. The CPA Firm's resolution of the Differences shall be conclusive and binding upon the parties, except in the case of manifest error. The Differences as resolved by the CPA Firm in accordance with this Section 2.03(d)(ii) shall collectively be referred to herein as the "CPA-Determined Differences." The Final Working Capital Amount, the Final YTD EBITDA Amount and/or the Final STD EBITDA Amount shall be adjusted to reflect any CPA-Determined Differences.

                  (e) To the extent that the Final Working Capital Amount, the Final YTD EBITDA Amount and/or the Final STD EBITDA Amount set forth in the Final Adjustment Certificate (after taking into account any Resolved Objections and CPA-Determined Differences) differ from the Estimated Working Capital Amount, the Estimated YTD EBITDA Amount and/or the Estimated STD EBITDA Amount, the adjustment to the Purchase Price initially made pursuant to Section 2.03(a) shall be recalculated by the parties in accordance with Section 2.03(a) by using the Final Working Capital Amount, the Final YTD EBITDA Amount and/or the Final STD EBITDA Amount in lieu of the Estimated Working Capital Amount, the Estimated YTD EBITDA Amount and/or the Estimated STD EBITDA Amount, respectively.

                  (f) On the fifth day following (or, if not a Business Day, on the next Business Day) the latest to occur of (x) the 30th day following receipt by the Sellers of the Final Adjustment Certificate, (y) the resolution by the Purchasers and the Sellers of all objections set forth in the Disagreement Notice, if any, and (z) the resolution by the CPA Firm of all Differences, if any, the recalculation required by Section 2.03(e) shall be made and the Purchasers shall pay to the Sellers the amount of any increase in the Purchase Price beyond that received by the Sellers at the Closing, or the Sellers shall return to the Purchasers the excess amount of the Purchase Price initially received by the Sellers at the Closing. Such payment shall be made (i) in the case of a payment to the Purchasers, by the Sellers by wire transfer of immediately available funds to a bank account or accounts designated by the Purchasers and (ii) in the case of a payment to the Sellers, by the Purchasers by wire transfer of immediately available funds to a bank account or accounts designated by the Sellers.

                  2.04 Payments in Respect of Real Estate. The parties acknowledge that (i) at or prior to the Closing, and as further provided in
Section 9.10, the California Base Parcel shall be transferred to the Company by ASC Real Estate Affiliate and (ii) $2,000,000 of the Purchase Price is attributable to the value of such real estate.

                  2.05 Escrow. Subject to Article X and the terms and conditions of the Escrow Agreement, the Cash Escrow shall be retained by the Escrow Agent to satisfy indemnity claims until eighteen months following the Closing Date (the "Escrow Termination Date"). Upon the Escrow Termination Date, the Escrow Agent shall deliver to Sellers, allocated in the respective percentages set forth on Schedule 2.02(a) of the Seller Disclosure Schedule, all remaining cash held in escrow; provided, however, that the amounts may be withheld with respect to unsatisfied claims until the resolution of such claims in accordance with Articles X and XI and the Escrow Agreement. At any time on or prior to the Closing and at any time and from time to time following the Closing, the Sellers may deliver to the Escrow Agent one or more irrevocable and unconditional letters of credit in a form reasonably satisfactory to the Parent (each, a "Letter of Credit") issued by a commercial bank organized under the laws of the United States of America of recognized good standing and reasonably acceptable to the Parent.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLERS

                  The Sellers jointly and severally represent and warrant to the Purchasers as follows:

                  3.01 Organization and Qualification.

                  (a) The Sellers (other than ASC) have previously delivered to or made available to the Purchasers complete and correct copies of the certificate of limited partnership ("LP Certificate") and agreement of limited partnership of the Company, as each of the same may have been amended. The Company is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to carry on its business as presently owned or conducted. The Company is in good standing as a foreign limited partnership and is duly qualified to transact business in the State of California.

                  (b) Each of the Sellers (other than ASC) has previously delivered to or made available to the Purchasers complete and correct copies of their respective certificate of incorporation and bylaws, as each of the same may have been amended. Each of the Sellers is a corporation duly formed, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted; provided, however, that no representation is made as to the qualification of any of the Sellers in any jurisdiction other than their respective states of incorporation.

                  3.02 Title to the Interests; Ownership of Assets.

                  (a) As of the Closing Date, HVSR and HC shall own beneficially and of record, free and clear of any Lien with full right, power and authority to transfer, convey and deliver, the LP Interest and the GP Interest, respectively, and, upon delivery of and payment for the Interests at the Closing as herein provided, the Sellers (other than ASC) will convey to the Purchasers good and valid title thereto, free and clear of any Lien. The Interests consist of all of the general partner interests and limited partnership interests in the Company.

                  (b) On or prior to the Closing and except as set forth on
Schedule 3.02(b) of the Seller Disclosure Schedule, the Company shall own or have a valid lease or license with respect to, all assets (i) used by the Company in the operation of the Business as currently conducted and (ii) that are currently owned, or with respect to which a valid lease or license is currently held, by an Affiliate of the Company.

                  3.03 Subsidiaries. The Company does not directly or indirectly own or have any investment in the capital stock of, or other propriety interest in, any Person.

                  3.04 Binding Obligation. The Sellers have all requisite corporate authority and power to execute and deliver this Agreement and the Related Documents to be executed by them in connection herewith. This Agreement and such Related Documents have been or will be duly and validly authorized by all required corporate or stockholder action on the part of the Sellers and no other corporate or stockholder proceedings on the part of any of them are necessary to authorize this Agreement or the Related Documents. This Agreement has been duly executed and delivered by the Sellers and, assuming that this Agreement constitutes a legal, valid and binding obligation of the Purchaser, constitutes the legal, valid and binding obligation of the Sellers, enforceable against them in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (ii) general principles of equity (the exceptions set forth in (i) and (ii), the "Enforceability Exceptions").

                  3.05 No Default or Conflicts. The execution and delivery of this Agreement and the Related Documents by the Sellers and the performance by them of their respective obligations hereunder and thereunder (a) does not and will not result in any violation of the certificate of incorporation or by-laws of any of the Sellers or ASC Real Estate Affiliate or the LP Certificate or the agreement of limited partnership of the Company; (b) except as set forth in
Schedule 3.05 of the Seller Disclosure Schedule, does not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contract (as defined below) to which the Company or any Seller or ASC Real Estate Affiliate is a party or by which it may be bound or to which its properties may be subject; and (c) assuming compliance with the matters referred to in Section 3.06(a), does not and will not violate any existing applicable Law material to the business of the Company or any Judgment of any Governmental Agency having jurisdiction over any of the Sellers or the Company or any of their respective properties in any material respect.

                  3.06 No Governmental Authorization or Consent Required.

                  (a) Except as set forth on Schedule 3.06(a) of the Seller Disclosure Schedule and except for compliance with any applicable requirements of the HSR Act, the Federal Communications Commission (the "FCC"), the United States Department of Agriculture relating to U.S. Forest Service Permits and the South Tahoe Redevelopment Agency, no authorization or approval or other action by, and no notice to or filing with, any Governmental Agency will be required to be obtained or made by any of the Sellers, ASC Real Estate Affiliate or the Company in connection with the due execution and delivery by such Person of this Agreement and the consummation by such Person of the transactions contemplated hereby other than such authorizations, approvals, notices or filings with any Governmental Agency that, if not obtained or made, would not materially and adversely affect, impede or delay the Sellers' ability to consummate the transactions contemplated by this Agreement and the Related Documents (in accordance with the terms of this Agreement) or which would not reasonably be expected to result in a Material Impairment.

                  (b) Except as contemplated by Section 3.06(a) or as set forth in Schedule 3.06(b) of the Seller Disclosure Schedule, no consents or approvals of, or notices or filings with any third party will be required to be obtained or made by any of the Sellers, ASC Real Estate Affiliate or the Company in connection with the due execution and delivery by such Person of this Agreement and the consummation by such Person of the transactions contemplated hereby other than such consents, approvals, notices and filings with third parties that if not made or obtained would not materially and adversely affect, impede or delay the Sellers' ability to consummate the transactions contemplated by this Agreement and the Related Documents (in accordance with the terms of this Agreement) or which would not reasonably be expected to result in a Material Impairment.

                  3.07 Financial Statements; Undisclosed Liabilities.

                  (a) The Financial Statements fairly present, in all material respects, the financial position of the Company, the results of its operations and cash flows for the periods indicated, all in conformity with GAAP applied on a consistent basis (except for the absence of (i) notes; (ii) any allocation to the Company of liabilities and interest expense in respect of ASC-Level Financings and ASC corporate general and administrative expenses; and (iii) the Indebtedness relating to the capital leases of ASC Leasing, Inc. relating to the Company). The Financial Statements have been, in all material respects, accurately derived from the books and records of the Company.

                  (b) Neither the Company nor ASC Real Estate Affiliate (with respect to the California Base Parcel) has any liabilities (contingent or otherwise, matured or unmatured) of a nature required to be reflected in, reserved against or otherwise described in financial statements prepared in accordance with GAAP which are material in financial terms to the Company, or ASC Real Estate Affiliate, as applicable, taken as a whole, other than (i) liabilities reflected on the balance sheet included in the Interim Financial Statements, or (ii) liabilities accruing after January 27, 2002 in the ordinary course of business consistent with past practice or in accordance with this Agreement or (iii) liabilities included on Schedule 3.07(b) of the Seller Disclosure Schedule.

                  (c) Except as set forth on Schedule 3.07(c) of the Seller Disclosure Schedule, HC does not have any liabilities other than the liabilities incurred in, arising out of, or related to, its capacity as the general partner of the Company.

                  (d) Except as set forth on Schedule 3.07(d) of the Seller Disclosure Schedule, there are (i) no accounts payable or other obligations owing from the Company to ASC or any of its Affiliates and (ii) no accounts receivable or other obligations owing to the Company from ASC or any of its Affiliates.

                  (e) As of the Closing, before giving effect to the transactions contemplated hereby, (i) the only capital equipment lease of the Company will be that set forth in Item 1 of Schedule 1.01(a) of the Seller Disclosure Schedule, (ii) the only Indebtedness of the Company (other than the ACS--Level Financings and the capital equipment leases described in clause (i)) will be the Gondola Financing and (iii) the aggregate principal amount of the Outstanding Indebtedness (excluding any interest component thereof) will not exceed $16,000,000.

                  3.08 No Material Adverse Effect. Since July 30, 2001 and as of the date hereof, there has not occurred a Material Adverse Effect with respect to the Company, or any event or condition that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

                  3.09 Intellectual Property.

                  (a) Schedule 3.09(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, trademarks, service marks, copyright, patents and domain names which are registered to the Company or for which applications for registration are currently pending in the name of the Company (the "Intellectual Property") and all material intellectual property license agreements to which the Company is a party.

                  (b) (i) The Company owns the Intellectual Property and owns, or possesses adequate licenses or other valid rights to use, all United States patents, trademarks (registered or unregistered), trade names, service marks, copyrights and applications and registrations therefor, trade secrets and other intellectual property, whether or not subject to statutory registration or protection, which are material to the conduct of the Business as of the date hereof (together with the Intellectual Property, the "Intellectual Property Rights"), (ii) the validity of the Intellectual Property Rights and the title or rights to use thereof of the Company is not being challenged in any litigation to which the Company is a party, nor to the Knowledge of the Company, is any such litigation threatened, (iii) to the Knowledge of the Company, except as set forth on Schedule 3.09(b) of the Seller Disclosure Schedule and as of the date hereof, none of the Intellectual Property Rights materially infringe upon or otherwise violate the intellectual property rights of third parties, and (iv) to the Knowledge of the Company, no Person is materially infringing upon or violating any of the Intellectual Property Rights in each case, except as where such occurrence or event could not reasonably be expected to result in a Material Impairment.

                  (c) Except as disclosed in Schedule 3.09(c) of the Seller Disclosure Schedule, the Company has not sold or otherwise disposed of or transferred or granted, any interest in such Intellectual Property listed on
Schedule 3.09(a) of the Seller Disclosure Schedule.

                  (d) To the Knowledge of the Company, the Company or ASC has valid licenses or other rights to use all material computer software programs which are used to operate the Business as currently conducted.

                  3.10 Compliance with Laws. Since July 30, 2001 the Business has not been, and is not being, conducted in violation of applicable Laws in any material respect. As of the date hereof, no investigation or material review by any Governmental Agency with respect to the Company is pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, the Company has not, as of the date hereof, received any notice or communication of any noncompliance with any such Laws in any material respect that has not been cured as of the date hereof; provided, however, that the Sellers make no representation or warranty in this Section 3.10 with respect to labor matters and ERISA and employee benefit laws or environmental matters or Tax Laws, which are addressed specifically and exclusively in Sections 3.14 and 3.15, Section
3.17 and Section 3.21, respectively.

                  3.11 Contracts.

                  (a) Schedule 3.11(a) of the Seller Disclosure Schedule lists or describes, as of the date hereof, and the Purchasers have been furnished copies of, all Contracts of the Company or of either Seller which relate to the Company (to the extent such delivery is not prohibited by the terms of such Contracts) which (i) involve payments or other consideration in excess of $100,000 in any year; (ii) are documents relating to Indebtedness; (iii) are contracts and other agreements with any current or former officer, director, equity holder or Affiliate of ASC or the Company; (iv) are contracts and other agreements with any labor union or association relating to any current or former employee or employee group; (v) provide for any partnership, joint venture or other similar arrangement; (vi) relate to the acquisition or disposition within the past two (2) years of any material asset having a book value in excess of one hundred thousand dollars ($100,000) (whether by merger, sale of stock or sale of assets) other than the purchase and sale of inventory, equipment and other personal property in the ordinary course of business; (vii) provide for
(a) the employment of any consultant or broker for a term that would exceed one
(1) year from the date of the Closing and that are not terminable at will without penalty or (b) the employment of any independent attorney or accounting firm not terminable at will; (viii) would prohibit or limit in any material respect the Company from engaging in its present business; (ix) require the purchase of materials, inventories, services or supplies that have a remaining contractual term of more than one (1) year from the Closing and would require payments in the aggregate in excess of $100,000; (x) are contracts to purchase personal property to which the Company is a party and provide for a purchase price of $100,000 or more; or (xi) are otherwise material or not made in the ordinary course of business consistent with past practice (the Contracts described in this Section 3.11(a), "Material Contracts").

                  With respect to all Material Contracts, neither the Company nor, to the Knowledge of the Company, any other party to any such contract is in breach thereof or default thereunder in any material respect and the Company has not received written claim of material breach or default or written notice of termination thereunder, except for such breaches and defaults as to which requisite waivers or consents have been obtained.

                  (b) After giving effect to the transactions contemplated herein, on the Closing Date, the Company shall have (i) no obligations under any of the Contracts which are identified as Items 4 through 17 on Schedule 3.02(b) of the Seller Disclosure Schedule (the "Promotional Contracts") and (ii) no indemnification obligations under any of the Material Contracts which are identified as Items 51 through 53 on Schedule 3.11(a) of the Seller Disclosure Schedule.

                  3.12 Litigation. Except as disclosed in Schedule 3.12 of the Seller Disclosure Schedule, there are no Litigations pending or, to the Knowledge of the Company, threatened against the Company, any of the Sellers or ASC Real Estate Affiliate or their respective properties or assets that, with respect to each such Litigation (a) in the case of the Company (i) is not covered by insurance or (ii) is covered by insurance and would reasonably be expected to result in a liability to the Company in excess of $100,000 or $250,000 in the aggregate for all such Litigation or (b) in the case of any of the Sellers or ASC Real Estate Affiliate, would reasonably be expected to result in a material and adverse effect on such Person's ability to consummate the transactions contemplated by this Agreement. Except as set forth on Schedule
3.12 of the Seller Disclosure Schedule, none of the Sellers, ASC Real Estate Affiliate, or the Company has received written notice that the Company is subject to any material order, Judgment, injunction or decree of any Governmental Authority.

                  3.13 Approvals. The Company has in full force and effect all material Approvals necessary for the operation of the Business as of the date hereof (not including for this purpose any Approvals necessary for any development or construction activity on any Real Property). There has occurred no material default under any such Approval.

                  3.14 Labor Matters.

                  (a) Except as set forth on Schedule 3.14(a) of the Seller Disclosure Schedule, the Company is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act, collective bargaining, discrimination, civil rights, safety and health workers' compensation and the collection and payment of withholding and/or social security taxes and similar tax.

                  (b) Except as set forth on Schedule 3.14(b) of the Seller Disclosure Schedule, none of the Sellers or the Company has agreed to any terms and conditions to be added or deleted in future negotiations or otherwise regarding the agreements set forth in Schedule 3.15(e) of the Seller Disclosure Schedule.

                  (c) To the Knowledge of the Company, as of the date hereof, there are no threatened or active strikes, work stoppages, boycotts or concerted actions against the Company.

                  (d) Except as set forth on Schedule 3.14(d) of the Seller Disclosure Schedule, as of the date hereof, none of the Sellers or the Company has received notice of any pending (i) proceedings under the National Labor Relations Act or before the National Labor Relations Board, (ii) grievances or arbitrations, or (iii) organizational drives or unit clarification requests, in each case against or affecting the Company.

                  3.15 Employee Benefit Plans.

                  (a) Schedule 3.15(a) of the Seller Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), stock purchase, stock option or other stock-related rights, severance, employment, change-in-control, fringe benefit, savings or thrift benefits, vacation benefits, cafeteria plan benefits, life, health, medical, or accident benefits (including any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits), employee assistance program, disability or sick leave benefits, worker's compensation, supplemental unemployment benefits, insurance coverage (including any self-insured arrangements), post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), collective bargaining, bonus, incentive, deferred compensation, profit sharing, and all other employee benefit plans, agreements, programs, practices, policies or other arrangements, whether or not subject to ERISA and whether written or unwritten (collectively referred to as "Plans"), under which any employee former employee, or consultant of the Company has any present or future right to benefits or which is entered into, sponsored, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any present or future liability. To the extent the Company sponsors, maintains, contributes to, is required to contribute to, or has any liability with respect to any such Plans, the same shall be collectively referred to as the "Company Plans."

                  (b) With respect to each Company Plan, the Purchasers have been furnished access to a current and complete copy (or, to the extent no such copy exists, a description) thereof and all amendments thereto, and, to the extent applicable: (i) any related trust agreement, annuity contract, or other funding instrument; (ii) the most recent IRS determination letter, if applicable; (iii) any summary plan description or other written description or interpretation thereof; (iv) for the three most recent plan years (a) the Form 5500 and attached schedules, (b) audited financial statements, (c) actuarial valuation reports and (d) attorneys' responses to any auditor's request for information; (v) any correspondence and other materials submitted to or received from the IRS or Department of Labor in connection with any correction program with respect to the Company Plans; and (vi) all contracts and other service agreements with any third party administrators in connection with the Company Plans.

                  (c) (i) Each Company Plan has been established, maintained, and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (and each related trust agreement, annuity contract, or other funding instrument) is so qualified and has received a favorable determination letter from the IRS as to its qualification, and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification;
(iii) for each Company Plan that is a "welfare plan" within the meaning of
Section 3(1) of ERISA, neither the Company nor any ERISA Affiliate has or will have any liability or obligation under any plan which provides medical, death or other welfare benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law) and no condition exists which would prevent the Company from amending or terminating any such welfare plan; (iv) to the Knowledge of the Company, no event has occurred with respect to any Company Plan that would subject the Company to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (v) to the Knowledge of the Company, no "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code, other than any such transaction which is subject to an administrative or statutory exemption) has occurred with respect to any Company Plan; (vi) to the Knowledge of the Company, neither the Company nor any plan fiduciary of any Company Plan subject to ERISA has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA; and (vii) each Company Plan which is a "group health plan" as defined in Section 607(1) of ERISA has been operated in compliance with the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code, as well as with the provisions of any similar state law, at all times.

                  (d) Except as set forth on Schedule 3.15(d) of the Seller Disclosure Schedule, neither the Company nor any ERISA Affiliate has ever (i) maintained, contributed to, or been obligated to contribute to any plan which is subject to Title IV or ERISA or the minimum funding requirements of Section 412 of the Code or (ii) contributed to, been obligated to contribute to, or incurred any liability to a Multiemployer Plan as defined in Section 3(37) of ERISA.

                  (e) Except as set forth on Schedule 3.15(e) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee of the Company to severance pay or to accelerate the time of payment or vesting of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan or other agreement with such employee.

                  (f) All contributions (including all employer contributions and employee salary reduction contributions) required by each Company Plan or by any applicable Law or agreement to have been made under any Company Plan to any fund, trust, or account established thereunder or in connection therewith have been made by the due date thereof, or the deadline for making such contribution has not yet passed.

                  (g) None of the Company Plans are "multiple employer welfare arrangements" within the meaning of Section 3(40) of ERISA. With respect to any of the Company Plans which are self-insured welfare benefit plans, no claims have been made pursuant to any such plans that have not been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such plans where the liability could in the aggregate with respect to each such individual exceed $25,000 per year.

                  (h) There is no Litigation pending or, to the Knowledge of the Company, threatened alleging any breach of the terms of any Company Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any Company Plan, nor to the Knowledge of the Company, any arbitration, proceeding or investigation. To the Knowledge of the Company, neither the Company nor any ERISA Affiliate nor any of their respective directors, officers, employees or other fiduciaries (as such term is defined in Section 3(21) of ERISA) has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any Company Plan.

                  (i) The Company has not announced any plan or legally binding commitment to create any additional Company Plans or to amend or modify any existing Company Plan, except to the extent such amendment is made to reflect the requirements of applicable Law.

                  (j) No event has occurred in connection with which the Company or any ERISA Affiliate or any Company Plan, directly or indirectly, could be subject to any material liability (a) under any statute, regulation or governmental order relating to any Company Plans or (b) pursuant to any obligation of the Company to indemnify any person against material liability incurred under any such statute, regulation or order as they relate to the Company Plans.

                  (k) Except as set forth on Schedule 3.15(k) of the Seller Disclosure Schedule, no event has occurred in connection with which the Company or any Company Plan could be subject to any material liability with respect to any Plan maintained by an ERISA Affiliate.

                  3.16 Brokers. No broker, finder or similar intermediary has acted for or on behalf of any of the Sellers, the Company or ASC Real Estate Affiliate in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Sellers, the Company or ASC Real Estate Affiliate or any action taken by any such Person, except that Main Street Advisors, Inc. is acting as a financial advisor to ASC in connection with the transactions contemplated hereby. ASC shall pay all amounts owing to Main Street Advisors, Inc.

                  3.17 Environmental Compliance.

                  (a) Except as set forth on Schedule 3.17(a) of the Seller Disclosure Schedule, (i) since November 6, 1997 and, to the Knowledge of the Company, at any time prior to such date, the operations of the Company and of ASC Real Estate Affiliate have been and are in compliance in all material respects at all times with all applicable Environmental Laws; (ii) each of the Company and ASC Real Estate Affiliate has all Environmental Permits, authorizations and approvals required under any applicable Environmental Laws in connection with the operation of its business and is in compliance in all material respects with their respective requirements; (iii) there are no pending or, to the Knowledge of the Company, threatened material Environmental Claims against the Company or ASC Real Estate Affiliate; (iv) since November 6, 1997 and, to the Knowledge of the Company, at any time prior to such date, neither the Company nor ASC Real Estate Affiliate has generated, treated, stored, transported, discharged, disposed of or released or cleaned up any Hazardous Substance on any property now or previously owned, leased or used by the Company or ASC Real Estate Affiliate or at any other location in a manner which, to the Knowledge of the Company, is reasonably likely to result in material liability pursuant to Environmental Laws for the Company or the ASC Real Estate Affiliate in a quantity or condition reasonably likely to result in material liability pursuant to Environmental Laws for the Company or the ASC Real Estate Affiliate;
(v) no Hazardous Substance exists above ground and the Company does not store any Hazardous Substance in an underground storage tank in any property now owned, leased or used by the Company or ASC Real Estate Affiliate; and (vi) the Sellers and ASC Real Estate Affiliate have delivered or made available to the Purchasers true, complete and correct copies of all material environmental reports, analyses, tests or monitoring in their possession or in the possession of the Company pertaining to any property owned or operated in connection with the Company or the California Base Parcel.

                  (b) Except as set forth on Schedule 3.17(b) of the Seller Disclosure Schedule, since November 6, 1997 and, to the Knowledge of the Company, at any time prior to such date, there have been no discharges by the Company or the ASC Real Estate Affiliate of dredged or fill material into any waters of the United States, or any other activity, on or within property owned or operated by the Company in violation of the Clean Water Act, 33 U.S.C. 1344, and its implementing regulations (collectively, the "Clean Water Act"), other than discharges or activities which do not constitute material violations of existing permits (the "404 Water Permits").

                  (c) Except as described on Schedule 3.17(c) of the Seller Disclosure Schedule, to the Knowledge of the Company, the 404 Water Permits are in full force and effect and neither the Company nor anyone acting for or on behalf of the Company has violated or is currently in violation, in any material respect, of any of the terms and conditions of the 404 Water Permits and there are no outstanding material mitigation requirements or unsatisfied conditions contained in any of the 404 Water Permits. The Company has all material permits required under the Clean Water Act. In addition, the Company has performed all material mitigation required by any Government Agency, and such mitigation has been approved by the applicable Governmental Agency.

                  (d) Notwithstanding anything to the contrary contained herein, all representations and warranties contained in this Section 3.17 which relate to the ASC Real Estate Affiliate shall apply only with respect to the ASC Real Estate Affiliate's ownership of, or activities conducted at, the California Base Parcel.

                  3.18 Insurance.

                  (a) Schedule 3.18(a) of the Seller Disclosure Schedule sets forth as of the date hereof a description of each insurance policy (the "Insurance Policies") of the Company. Except as noted on Schedule 3.18(a) of the Seller Disclosure Schedule and as of the date hereof, (i) all Insurance Policies are in full force and effect and all premiums due and payable thereof have been paid in full and will not in any way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement, (ii) there are no pending claims in excess of $100,000 under any Insurance Policy as to which the respective insurers have denied coverage and (iii) since November 6, 1997, the Company has been fully insured for worker's compensation claims. None of the Sellers or the Company has received any notice from any insurance company since July 30, 2001 of such insurance company's intention not to renew any such Insurance Policy or materially increase the premiums thereunder.

                  (b) Schedule 3.18(b) of the Seller Disclosure Schedule sets forth a true and correct list of any pending worker's compensation claims not covered by insurance.

                  3.19 Real Property.

                  (a) Schedule 3.19(a)(1) of the Seller Disclosure Schedule is a complete and accurate list of all real property owned by the Company or which will be owned by the Company on the Closing Date (the "Owned Real Property").
Schedule 3.19(a)(2) of the Seller Disclosure Schedule is a complete and accurate list of all leases, subleases, licenses and other agreements (collectively, the "Real Property Leases") under which the Company uses or occupies any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the "Leased Real Property" and together with the Owned Real Property and the U.S. Forest Service Properties, the "Real Property"). The Company has delivered to the Purchasers copies of the Real Property Leases which are true and correct in all material respects. Each Real Property Lease is in full force and effect and neither the Company nor, to the Knowledge of the Company, any other party to such Real Property Lease is in breach in any material respect thereof or default in any material respect thereunder. The Real Property is all of the real property that the Company owns or occupies (or will own or occupy on the Closing Date).

                  (b) The Company owns or will, on the Closing Date, own good and marketable fee title to the Owned Real Property and good and valid leasehold interests in the Leased Real Property, subject only to Permitted Exceptions and Liens securing the ASC-Level Financing (which Liens shall be released on or before the Closing Date as provided in Section 7.05). The foregoing representation (a) shall not be construed in any event to relate to the fee interest in any Leased Real Property and (b) shall be deemed deleted with respect to any matter covered by a title insurance policy obtained by the Company or the Purchaser.

                  (c) Except as set forth on Schedule 3.19(c) of the Seller Disclosure Schedule, the Company has not received written notice regarding any of the following (except for matters previously resolved): (y) any dispute from any contiguous property owners concerning contiguous boundary lines, or (z) any claims of others to rights over, under, across or through any of the Owned Real Property or Leased Real Property by virtue of use or prescription.

                  (d) ASC has previously delivered to the Purchaser lists of the most recently issued real and personal (including vehicles) property tax assessments and tax bills, if any, for the Company's and ASC Real Estate Affiliate's 2000 and 2001 fiscal years for all property owned or leased by the Company or ASC Real Estate Affiliate.

                  (e) Except as set forth on Schedule 3.19(e) of the Seller Disclosure Schedule, all Owned Real Property is free from agreements creating an obligation to sell, lease or grant an option to sell or lease.

                  (f) Schedule 3.19(f) of the Seller Disclosure Schedule lists, as of the date hereof, all property (the "U.S. Forest Service Properties") subject to the permits issued to the Company by the U.S. Forest Service (collectively, the "U.S. Forest Service Permits"). The Company has made available to the Purchasers or their representatives copies of the U.S. Forest Service Permits that are true, correct and complete in all material respects, subject to any modifications to the fees or other amounts payable thereunder which may have been imposed by any applicable Law. The interest of the Company, as permitted under the U.S. Forest Service Permits, is subject to no Liens other than Liens securing the ASC-Level Financings (which Liens shall be released on or before the Closing Date as provided in Section 7.05).

                  (g) Schedule 3.19(g) of the Seller Disclosure Schedule sets forth, as of the date hereof, all material leases, subleases and licenses (collectively, the "Space Leases") granting to any Person other than the Company any right to the possession, use, occupancy or enjoyment of the Real Property or any portion thereof. Each Space Lease is valid, binding and in full force and effect, and neither the Company nor, to the Knowledge of the Company, any other party to such Space Lease is in material breach thereof or default thereunder.

                  (h) Except for ongoing condemnation actions relating to the Park Avenue Redevelopment District in South Lake Tahoe, California set forth on
Schedule 3.19(h) of the Seller Disclosure Schedule, neither the Company nor ASC

Real Estate Affiliate has received notice of and there is no pending or, to the Knowledge of the Company, as of the date hereof, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof, nor any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

                  (i) All chairlifts, gondolas, buildings and other improvements, access roads and ski-runs used in connection with the Business, each as listed on Exhibit A to the Surveyor Certificate (as defined below), are located either on (i) the Owned Real Property, (ii) valid easements owned by the Company which allow the existence, operation and maintenance of the applicable, chairlifts, gondolas, buildings, improvements or ski-runs, (iii) real property owned by the United States Forest Service which is covered by the U.S. Forest Service Permits or (iv) land leased by the Company pursuant to valid leases which allow the existence, operation and maintenance of the applicable, chairlifts, gondolas, buildings, improvements or ski-runs. This representation shall be considered deleted from this Agreement for all purposes if, on or prior to Closing, Turner & Associates, Inc. shall have delivered to the Parent a certificate substantially in the form annexed hereto as Exhibit C (the "Surveyor Certificate").

                  3.20 Personal Property. To the Knowledge of the Company, the Company owns, or has a valid lease or license with respect to, the material tangible personal property (including without limitation ski lift systems and snowmaking equipment and systems) which is necessary for the operation of the Business substantially in the same manner as currently conducted, free and clear of all Liens other than Permitted Exceptions.

                  3.21 Tax Matters.

                  (a) All material Tax Returns required to be filed by or with respect to the Company on or before the date hereof have been properly prepared and timely filed and all amounts shown thereon to be due have been timely paid. All such Tax Returns were correct and complete in all material respects. All material Tax Returns required to be filed by or with respect to the Company after the date hereof and on or before the Closing Date shall be properly prepared and timely filed, in a manner consistent with prior years (except where any inconsistency is required by applicable laws and regulations) and applicable laws and regulations.

                  (b) The Company has not waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material assessment or Tax deficiency.

                  (c) With respect to all material federal, state and local Tax Returns of the Company, (i) no audit is in progress and no extension of time (other than automatic extensions of time) is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; and
(ii) there is no unassessed deficiency proposed or threatened in writing or as to which the Company has knowledge based upon personal contact with any agent of a taxing authority against the Company or HC.

                  (d) The Company has not agreed to and, to the Knowledge of the Company, the Company is not required to make any adjustments pursuant to Section 481(a) of the Code by reason of a change in accounting method or otherwise for any Tax period for which the applicable federal statute of limitations has not yet expired.

                  (e) To the Knowledge of the Company, there are no material Liens for Taxes upon the assets or properties of the Company, except for statutory Liens for current Taxes not yet due and except for Taxes, if any, as are being contested in good faith.

                  (f) The Company is classified as a partnership for Federal income tax purposes under Treasury Regulation Section 301.7701. None of the Company, HC, HVSR nor, to the Knowledge of the Company, any taxing authority have taken a position inconsistent with such classification.

                  3.22 Powers of Attorney. Except as set forth on Schedule 3.22 of the Seller Disclosure Schedule, the Company has no outstanding revocable or irrevocable powers of attorney or similar authorizations issued to any individual who is not one of the Company's employees or officers.

                  3.23 Bank Accounts. The Purchasers have been provided a listing of all the Company's bank accounts and lock boxes, including the names and locations of all such banking institutions and depositories, the account numbers, and the names of all persons authorized to draw thereon or to have access thereto.

                  3.24 Passenger Tramway.

                  (a) Except as set forth on Schedule 3.24(a) of the Seller Disclosure Schedule, the Company has not had, in the past two (2) ski seasons up to the date hereof, (i) any passenger tramway incidents (excluding any such incidents involving personal injury or death) and (ii) to the Knowledge of the Company, any such incidents involving personal injury or death, in each case, that required reporting to the State of California, Department of Industrial Relations, Division of Occupational Safety and Health, Elevator, Ride and Tramway Unit or the U.S. Forest Service pursuant to Section 7300 of the U.S. Forest Service Manual (collectively, the "Tramway Authorities") or under any other applicable laws, rules, regulations and standards.

                  (b) To the Knowledge of the Company, except as set forth on
Schedule 3.24(b) of the Seller Disclosure Schedule, as of the date hereof, each passenger tramway operated by the Company complies in all material respects with current laws, rules, regulations and standards of the Tramway Authorities. There are no material defects or conditions affecting any passenger tramway operated by the Company which are "grandfathered" under Tramway Authorities or any applicable laws, rules, regulations and standards.

                  3.25 Water Rights. Schedule 3.25 of the Seller Disclosure Schedule lists, as of the date hereof, all of the water rights (whether decreed or undecreed, tributary, non-tributary, surface, underground or water authority or company stock) owned by, used in connection with the business of the Company or appurtenant to real property owned by the Company as of the date hereof.
Schedule 3.25 of the Seller Disclosure Schedule also identifies, as of the date hereof, all sources of water (other than natural snowfall) used by the Company for snowmaking purposes during the 2001-2002 ski season setting forth the estimated annual amounts used from each source. For each of the fiscal years ended July 25, 1999, July 30, 2000 and July 29, 2001, the Company had all necessary rights, titles and interests in and to sufficient water rights other than as would not be reasonably be expected to result in a Material Impairment.

                  3.26 NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SPECIFICALLY CONTAINED IN THIS ARTICLE III OR IN ANY CERTIFICATE DELIVERED BY THE SELLERS PURSUANT TO THIS AGREEMENT, NEITHER HVSR, ASC, ASC REAL ESTATE AFFILIATE NOR ANY OTHER PERSON (INCLUDING, WITHOUT LIMITATION, MAIN STREET ADVISORS, INC. AND ITS REPRESENTATIVES) MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO EITHER THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE BUSINESS, THE COMPANY, THE SELLERS, ASC REAL ESTATE AFFILIATE OR HC. IN ADDITION, EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE III, NONE OF HVSR, ASC, ASC REAL ESTATE AFFILIATE NOR ANY OTHER PERSON (INCLUDING, WITHOUT LIMITATION, MAIN STREET ADVISORS, INC. AND ITS REPRESENTATIVES) MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASERS, INCLUDING IN ANY "DATA ROOMS," IN CONNECTION WITH ANY MANAGEMENT PRESENTATIONS, OR IN CONNECTION WITH ANY OTHER MATTER (INCLUDING, WITHOUT LIMITATION, THE PROVISION OF ANY BUSINESS OR FINANCIAL ESTIMATES AND PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS OR FORECASTS)).

                  3.27 CONDITION OF THE BUSINESS. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III AND WITHOUT LIMITING THE PROVISIONS OF SECTION 3.26, THE COMPANY IS BEING SOLD WITH ITS ASSETS AND THE BUSINESS IN THEIR "AS IS" CONDITION, AND NEITHER HVSR, ASC, ASC REAL ESTATE AFFILIATE NOR ANY OTHER PERSON (INCLUDING, WITHOUT LIMITATION, MAIN STREET ADVISORS, INC. AND ITS REPRESENTATIVES) MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO SUCH ASSETS, INCLUDING ANY REPRESENTATION OR WARRANTY (A) AS TO THE FUTURE SALES OR PROFITABILITY OF THE BUSINESS AS IT WILL BE CONDUCTED BY THE PURCHASER OR (B) ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE SELLERS.

                                   ARTICLE IV

                               REPRESENTATIONS AND
                           WARRANTIES OF THE PURCHASER

                  The Purchasers jointly and severally represent and warrant to the Sellers as follows:

                  4.01 Organization of the Purchaser. Each Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, operate and lease its properties and to carry on its business as presently owned or conducted.

                  4.02 Power and Authority. Each Purchaser has the requisite corporate authority and power to execute and deliver this Agreement and the Related Documents and to perform the transactions contemplated hereby. All corporate and stockholder action on the part of the Purchasers necessary to approve or to authorize the execution and delivery of this Agreement and the Related Documents and the performance by the Purchasers of the transactions contemplated hereby and thereby has been duly taken. This Agreement has been duly executed and delivered by the Purchasers and constitutes the legal, valid and binding obligation of the Purchasers, enforceable against the Purchasers in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

                  4.03 No Conflicts. Except as may be required under the HSR Act, neither the execution or delivery by the Purchasers of this Agreement and the Related Documents nor the performance by the Purchaser of the transactions contemplated hereby and thereby, shall:

                  (a) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of any Purchaser;

                  (b) violate any existing applicable Law by which any Purchaser or any of its properties is bound, which violation would reasonably be expected to have a material adverse effect on the ability of such Purchaser to purchase the Interests or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein;

                  (c) require any consent, approval, authorization or other order or action of, or notice to, or declaration, filing or registration with, any Person other than any such consent, approval, authorization, order, action, notice, declaration, filing or registration the absence of which would not reasonably be expected to have a material adverse effect on the ability of such Purchaser to purchase the Interests or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein; or

                  (d) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contact to which any

Purchaser is a party or by which it may be bound or to which a material portion of its properties may be subject, other than such of the foregoing matters which would not reasonably be expected to have a material adverse effect on the ability of such Purchaser to purchase the Interests or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein.

                  4.04 Purchase for Investment. Each of the GP Purchaser and the LP Purchaser is purchasing the HC interest and the HVSR Interest, respectively, for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof. Each of the GP Purchaser and the LP Purchaser is an "accredited investor" as that term is defined in Rule 501 of the Regulation D promulgated under the Securities Act.

                  4.05 Litigation. There are no Litigations pending or, to the knowledge of the Parent, threatened against any Purchaser or any of its properties or assets which seeks to restrain, enjoin or prevent the consummation of this Agreement or any of the transactions contemplated hereby.

                  4.06 Brokers. Other than Deutsche Banc Alex. Brown Inc. (whose fees shall be paid by the Parent), no broker, finder or similar intermediary has acted for or on behalf of any Purchaser or its Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with any Purchaser or its Affiliates or any action taken by any Purchaser or its Affiliates.

                  4.07 Availability of Funds. The GP Purchaser and the LP Purchaser have cash available or existing borrowing facilities or unconditional, binding funding commitments, true and complete copies of which have been provided to the Sellers, in each case that are sufficient to enable them to consummate the transactions contemplated by this Agreement and the Related Documents.

                  4.08 No Divestitures. To the knowledge of the Parent, none of the businesses or operations of any Purchaser or any of its Subsidiaries or use or ownership of assets or interests in connection with such businesses or operations would reasonably be expected, in connection with and in anticipation of the consummation of the transactions contemplated hereby, to result in such Purchaser being required to divest itself or hold or operate separately any of its assets or result in any other materially burdensome condition to such Purchaser or the Company.

                  4.09 NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS SPECIFICALLY CONTAINED IN THIS ARTICLE IV OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT BY THE PURCHASERS, NEITHER THE PARENT, GP PURCHASER, LP PURCHASER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH

RESPECT TO EITHER THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE PARENT OR THE PURCHASERS. IN ADDITION, EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE IV, NONE OF THE PARENT, GP PURCHASER, LP PURCHASER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE SELLERS, INCLUDING IN ANY "DATA ROOMS," IN CONNECTION WITH ANY MANAGEMENT PRESENTATIONS, OR IN CONNECTION WITH ANY OTHER MATTER (INCLUDING, WITHOUT LIMITATION, THE PROVISION OF ANY BUSINESS OR FINANCIAL ESTIMATES AND PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS OR FORECASTS)).

                  4.10 INDEPENDENT INVESTIGATION. EACH PURCHASER HEREBY ACKNOWLEDGES AND AFFIRMS THAT IT HAS CONDUCTED AND COMPLETED ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE COMPANY, THE ASSETS OF THE COMPANY (INCLUDING THE CALIFORNIA BASE PARCEL) AND THE BUSINESS, THAT IT HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE RESULTS OF OPERATIONS, CONDITION (FINANCIAL AND OTHERWISE) AND PROSPECTS OF THE BUSINESS, SUCH ASSETS AND THE COMPANY (INCLUDING THE CALIFORNIA BASE PARCEL) AS IT HAS DEEMED NECESSARY OR APPROPRIATE, THAT IT HAS HAD THE OPPORTUNITY TO REQUEST ALL INFORMATION IT HAS DEEMED RELEVANT TO THE FOREGOING FROM THE COMPANY AND THE SELLERS AND HAS RECEIVED RESPONSES IT DEEMS ADEQUATE AND SUFFICIENT TO ALL SUCH REQUESTS FOR INFORMATION, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY IT HAS RELIED SOLELY ON (A) ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE BUSINESS AND (B) THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS CONTAINED IN THIS AGREEMENT.

                                   ARTICLE V

                     EMPLOYEES AND EMPLOYEE-RELATED MATTERS

                  5.01 Employment Matters. The Sellers (except for ASC), jointly and severally, shall be responsible for all retention payments payable to the employees listed in Schedule 5.01 of the Seller Disclosure Schedule in the event they are terminated by the Company in connection with the transactions contemplated hereby, but only to the extent such amounts are payable pursuant to employment agreements entered into with such employees prior to the Closing Date. The Purchasers agree that for a period of 60 days after the Closing Date, the compensation paid and benefits provided to the employees of the Company as of the Closing Date (the "Employees") will be at least comparable to the aggregate compensation and benefits under the Company's compensation benefit plans immediately prior to the Closing Date.

                  5.02 Benefit Plans.

                  (a) Effective as of the Closing Date or as soon thereafter as reasonably practicable, the Purchasers shall cause the Company to become a participating employer in the Vail Resorts 401(k) Retirement Plan (the "Vail 401(k) Plan") and shall cause each Employee to be given credit for his or her prior service as reflected in the records of the Company for all purposes under the Vail 401(k) Plan.

                  (b) For all purposes of any employee welfare benefit plans in which Employees participate after the Closing Date, the Purchasers shall credit Employees for prior service with the Sellers and their Affiliates. The Purchasers shall allow Employees with vacation earned but unused as of the Closing Date to use such vacation in accordance with the Parent's policy as in effect on the date hereof with respect to Parent's employees generally. The Purchasers shall (i) credit deductible payments and coinsurance payments made in the plan year in which the Closing Date occurs (the "Current Plan Year") by Employees under the Company's group health plans on or prior to the Closing Date towards deductibles and other out-of-pocket costs incurred by Employees in the Current Plan Year in connection with any group health plan in which Employees participate after the Closing Date; (ii) waive all pre-existing condition clauses applicable to any group health plan in which Employees participate after the Closing Date; and (iii) waive eligibility waiting periods for Employees in connection with any group health plan in which Employees participate after the Closing Date. For purposes of the preceding sentence, "group health plan" shall have the meaning prescribed in Section 5000(b)(1) of the Code.

                                   ARTICLE VI

                                     CLOSING

                  6.01 Closing Date. Subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII hereof, the Closing, unless the parties otherwise agree, shall be held at 10:00 a.m. on the day which is five (5) Business Days following the day on which the last to be fulfilled or waived of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) is satisfied or waived, at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005.

                                  ARTICLE VII

                          CONDITIONS TO OBLIGATIONS OF
                  THE PURCHASERS TO CONSUMMATE THE TRANSACTION

                  The obligations of the Purchasers to be performed at the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

                  7.01 Representations and Warranties; Compliance with Covenants. The representations and warranties of the Sellers and the Company contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as of such other date or time), except where the failure to be true and correct would not, individually or in the aggregate with all other such failures, have a Material Adverse Effect on the Company. The Sellers and the Company shall have performed and complied in all material respects with all material covenants and agreements required hereby to be performed or complied with by them on or prior to the Closing Date; provided, however, that the failure of the Sellers to comply with the covenants set forth in Section 9.15 shall only constitute a failure of this Section 7.01 in the event that such failure results in the non-disclosure of an event, fact or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. ASC shall have delivered to the Parent a certificate, dated the date of the Closing and signed by an officer of ASC, to the foregoing effect.

                  7.02 No Material Adverse Effect. Since the date hereof, there shall have occurred no change, effect, condition, event or circumstance which has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  7.03 No Injunction. No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement and no Litigation shall be pending that, in the opinion of counsel to the Parent (to be provided to ASC in writing if ASC so requests), would reasonably be expected to result in such a Judgment.

                  7.04 Approvals.

                  (a) All Approvals required under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated.

                  (b) The U.S. Forest Service shall either have (i) approved the sale of the Interests to the Purchasers or (ii) issued to the Company new permits (in contemplation of the consummation of the transactions contemplated by this Agreement) for the use of the U.S. Forest Service Properties comparable in all material respects to the U.S. Forest Service Permits (but subject to the modifications referred to in Section 3.19(f)) (the "New U.S. Forest Service Permits").

                  (c) A consent by the South Tahoe Redevelopment Agency to the sale of the Interests to the Purchasers under the Master Disposition and Development Agreement identified on Schedule 3.05 of the Seller Disclosure Schedule (the "MDDA") shall have been obtained (which consent shall not impose any materially burdensome conditions upon the Purchasers or the Company, provided that the Purchasers acknowledge and agree that the conditions set forth in the MDDA as of the date hereof shall be deemed not to be materially burdensome), or a certificate of completion under Section 11.03 of the MDDA shall have been issued to the Company.

                  7.05 Release of Liens. On or prior to Closing, the Sellers shall have effected the release of (i) all Liens securing the ASC-Level Financings and (ii) all Liens (other than Permitted Exceptions) securing monetary obligations to the extent such obligations are not included in the calculation of the Estimated Working Capital Amount. In the event that at the Closing any Lien shall exist that (a) is not a Permitted Exception, (b) would result in the failure of the conditions of the Purchasers to consummate the transactions contemplated hereby as set forth in Section 7.01 or this Section
7.05 and (c) can be removed immediately by the payment of a liquidated sum of money, at the option of the Sellers, the Purchasers shall be obligated to consummate the Closing, notwithstanding the existence of such Lien, so long as the Sellers shall apply such portion of the Purchase Price as may be necessary to discharge such Lien.

                  7.06 Assignment. HVSR shall have delivered to the LP Purchaser an executed assignment of limited partnership interest in the form annexed hereto as Exhibit B-1 (the "HVSR Assignment") and HC shall have delivered to the GP Purchaser an executed assignment of general partnership interest in the form annexed hereto as Exhibit B-2 (the "HC Assignment" and together with the HVSR Assignment, the "Assignments").

                  7.07 Related Documents. The Sellers and the Company shall have executed and delivered all Related Documents required to be executed by them at or prior to the Closing, including, without limitation, the Escrow Agreement.

                  7.08 FIRPTA Affidavit. The Purchasers shall have received an affidavit from each of HC and HVSR, sworn to under penalty of perjury, setting forth such party's name, address and federal tax identification number and stating that such Person, is not a "foreign person" within the meaning of
Section 1445 of the Code.

                  7.09 Resignations. On the Closing Date, the Sellers shall cause to be delivered to the Purchasers duly signed resignations, effective immediately after the Closing, of all officers and directors of the Company, and shall take such other action as is necessary to accomplish the foregoing.

                  7.10 Outstanding Indebtedness. An officer of ASC shall have delivered an officer's certificate to the Purchasers certifying the principal amount of the Outstanding Indebtedness (excluding any interest component thereof) as of the close of business on the day preceding the Closing Date, which in any event shall not be more than $16,000,000.

                  7.11 Release of Guarantees. On or prior to the Closing Date, the Purchasers shall have received reasonably satisfactory evidence of the release of the Company from all of its obligations (including all guarantee and security obligations) with respect to any Indebtedness of ASC or any of its Affiliates (other than the Company) (including under ASC's Indenture, dated as of June 28, 1996, with United States Trust Company of New York, as trustee, and under each of the other ASC-Level Financings).

                  7.12 Settlement of Accounts. On or prior to the Closing Date, all of the accounts payable and other obligations owing from the Company to ASC or any of its Affiliates shall have been cancelled or forgiven and, following the Closing Date, the Company shall have no obligation or liability in respect thereof.

                  7.13 Capital Leases. The Company shall have entered into the Substitute Capital Leases and, to the extent any Capital Leases are not replaced with Substitute Capital Leases, upon payment of the Outstanding Capital Lease Amounts, all Capital Leases not so replaced shall have been terminated and the Company shall have received legal title to the equipment underlying such Capital Leases, free and clear of all Liens (including any Liens for the benefit of the Capital Lease Lenders) other than Permitted Exceptions.

                  7.14 Payment of Outstanding Indebtedness. The Sellers or, to the extent the Sellers shall have provided the Company with the necessary funds, the Company shall have paid in full the amounts contemplated by Section 2.02(c).

                                  ARTICLE VIII

                          CONDITIONS TO OBLIGATIONS OF
                    THE SELLERS TO CONSUMMATE THE TRANSACTION

                  The obligations of the Sellers to be performed at the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

                  8.01 Representations and Warranties; Compliance with Covenants. The representations and warranties of the Purchasers contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as of such other date or time), except where the failure to be true and correct would not, individually or in the aggregate with all other such failures, have a Material Adverse Effect on the Parent. The

Purchasers shall have performed and complied in all material respects with all material covenants and agreements required hereby to be performed or complied with by them on or prior to the Closing Date. The Parent shall have delivered to ASC, a certificate, dated the date of the Closing and signed by an officer of the Parent, to the foregoing effect.

                  8.02 No Injunction. No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement and no Litigation shall be pending that, in the opinion of counsel to ASC (to be provided to the Parent if the Parent so requests), would reasonably be expected to result in such a Judgment.

                  8.03 Approvals. All Approvals required under the HSR Act for the consummation of the transaction contemplated by this Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated.

                  8.04 Related Documents. The Purchasers shall have delivered executed counterparts of the Assignments in order to evidence their assumption of liabilities arising under the Partnership Agreement.

                  8.05 Substitute Letter of Credit. Either (a) the Purchasers shall have delivered or caused to be delivered to Sierra Pacific, the Substitute Letter of Credit, and the holder of the Sierra Pacific Letter of Credit (as defined below) shall have returned the same to ASC or (b) the Purchasers shall have delivered to the Sellers a letter of credit securing the Company's obligation pursuant to the Sierra Pacific Letter of Credit (the "Back-Up Letter of Credit"). The Back-Up Letter of Credit shall be in form, and issued by a bank, reasonably acceptable to ASC.

                  8.06 Settlement of Accounts. On or prior to the Closing Date, all of the accounts receivable and other obligations owing to the Company from ASC or any of its Affiliates shall have been cancelled or forgiven and, following the Closing Date, ASC and any such Affiliate shall have no obligation in respect thereof.

                                   ARTICLE IX

                                    COVENANTS

                  9.01 Regulatory Filings, etc. As soon as practicable after the date hereof (and, except with respect to any filings with the South Tahoe Redevelopment Agency, in any event no later than 5 Business Days after the date hereof), the parties hereto shall (and ASC shall cause the Company to) make all filings with the appropriate Governmental Agencies of the information and documents (a) required or contemplated by the HSR Act and the FCC and make application for all required Approvals thereunder with respect to the transactions contemplated by this Agreement, (b) required to obtain from the U.S. Forest Service its consent to the transfer of the Interests in the Company or the issuance of the New U.S. Forest Service Permits and (c) required to obtain from the South Tahoe Redevelopment Agency its consent, if applicable, to the sale of the Interests to the Purchasers pursuant to the MDDA. The parties hereto shall (and ASC shall cause the Company to) keep each other apprised of the status of any communications with, and inquiries or requests for information from, such Governmental Agencies, including the U.S. Forest Service, in each case, relating to the transactions contemplated hereby. The parties hereto shall (and ASC shall cause the Company to) each use their respective commercially reasonable best efforts to comply as expeditiously as possible in good faith with all lawful requests of the Governmental Agencies for additional information and documents pursuant to such Laws and to secure the aforesaid approval of the U.S. Forest Service or the issuance of the New U.S. Forest Service Permits prior to the Closing Date.

                  9.02 Injunctions. If any court having jurisdiction over any of the parties hereto issues or otherwise promulgates any restraining order, injunction, decree or similar order which prohibits the consummation of any of the transactions contemplated hereby or by any Related Document, the parties hereto shall (and ASC shall cause the Company to) use their respective commercially reasonable efforts in good faith to have such restraining order, injunction, decree or similar order dissolved or otherwise eliminated as promptly as possible and to pursue the underlying Litigation diligently and in good faith; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Parent shall not be required to divest itself of or hold or operate separately any of its or the Company's assets or accept any other materially burdensome condition. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 9.02 shall limit the respective rights of the parties to terminate this Agreement pursuant to Section 12.01 or shall limit or otherwise affect the respective conditions to the obligations of the parties set forth in Articles VII and VIII hereof.

                  9.03 Access to Information. Between the date of this Agreement and the Closing Date, the Sellers shall, and shall cause their Affiliates (to the extent reasonably required) to, upon reasonable request by the Purchasers, provide the Purchasers and their employees, counsel, accountants and other representatives and advisors (collectively, the "Representatives") full access, during normal business hours on reasonable notice (and at such other times as any Purchaser reasonably requests) and under reasonable circumstances, to any and all premises, properties, Contracts, commitments, books and records and other information exclusively of or relating exclusively to the Interests, the Company, the California Base Parcel or to the officers, employees and agents of the Company (the "Company Subject Matter"); provided, however, that the Sellers shall use their respective commercially reasonable efforts to provide to the Purchasers any such information that does not relate exclusively to the Company Subject Matter to the extent such information can be segregated without undue effort from information relating to the Sellers or their Affiliates and that is not otherwise confidential or of a competitive nature; provided, further, that such access may be limited to the location at which the relevant information is normally maintained and shall not unreasonably interfere with the operations of the Company or its Affiliates.

                  9.04 No Extraordinary Actions by the Sellers. In each case except as disclosed on Schedule 9.04 of the Seller Disclosure Schedule, or consented to or approved in writing by the Parent (which consent or approval shall not be unreasonably withheld, conditioned, delayed), or (y) contemplated by this Agreement or the Related Documents from the date hereof until the Closing, the Sellers shall:

                  (a) cause the Company to conduct its business in the ordinary course and substantially in accordance with its past policies and procedures;

                  (b) not amend or otherwise change the limited partnership agreement or certificate of limited partnership of the Company;

                  (c) not permit the Company to admit, or undertake to admit, any new partners;

                  (d) not cause any of the assets of the Company to be subject to any consensual Lien other than Permitted Exceptions;

                  (e) not, and shall cause the Company not to, sell, transfer or otherwise dispose of or agree to dispose of, or acquire or agree to acquire, any material assets in each case, except in the ordinary course of the Business consistent with past practice;

                  (f) except in the ordinary course of business consistent with past practice and except for Material Contracts expiring pursuant to their terms, not, and shall cause the Company not to, cancel, terminate, materially amend or fail to perform all of the Company's material obligations under any Material Contract;

                  (g) cause the Company not to enter into any Material Contract except contracts entered into in the ordinary course of business consistent with past practice;

                  (h) not, and shall cause the Company not to, enter into any employment agreements or amend any Company Plan, except (i) as required to comply with changes in applicable law and (ii) in the ordinary course of business consistent with past practice;

                  (i) not, and shall cause the Company not to, except pursuant to existing Company Plans, pay, loan or advance any amount to, or sell, transfer or lease, any property or asset (whether real, personal, tangible or intangible) to, or enter into agreement, arrangement or transaction with any of the employees, directors or partners of the Company;

                  (j) not fail to take such action as may be reasonably necessary to maintain, preserve, renew and keep in full force and effect all material licenses, permits, registrations and franchises of the Company in all material respects;

                  (k) cause the Company to maintain insurance at presently existing levels for the Company so long as such insurance is available on commercially reasonable terms;

                  (l) cause the Company not to enter into any material agreement with any local, state or federal government or agency;

                  (m) cause the Company not to enter into any consulting agreement or sponsorship agreement requiring the payment of $100,000 or more or having a term of one year or more;

                  (n) cause the Company not to take any action with respect to, or make any material change in its accounting or Tax policies or procedures, except as may be required by changes in generally accepted accounting principles upon the advice of its independent accountants or as required by the SEC or any securities exchange;

                  (o) cause the Company not to make or revoke any material Tax election or settle or compromise any material Tax liability, or amend any material Tax Return;

                  (p) not permit the Company to incur or become contingently liable with respect to any Indebtedness or guarantee Indebtedness or issue any debt securities except to the extent discharged or repaid prior to the Closing;

                  (q) not take any action or fail to take any action which would constitute a material breach or default under the limited partnership agreement of the Company;

                  (r) not dispose of, transfer or assign any of the Interests;
and

                  (s) not take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding the consummation of the transactions contemplated by this Agreement.

                  9.05 Commercially Reasonable Efforts; Further Assurances.

                  (a) Upon the terms and subject to the conditions hereof (including without limitation, Sections 9.02 and 13.03), the Sellers and the Purchasers each agree to (and ASC shall cause the Company to) use their respective commercially reasonable efforts in good faith to take or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Articles VII and VIII are satisfied and to consummate and make effective the transactions contemplated by this Agreement and the Related Documents insofar as such matters are within their respective control.

                  (b) Except as otherwise expressly provided for in this Agreement, the parties hereto shall (and ASC shall cause the Company to) provide such information and cooperate fully with each other in making such applications, filings and other submissions which may be required or reasonably necessary in order to obtain all approvals, consents, authorizations, releases and waivers as may be required under this Agreement and the Related Documents as conditions to the parties' Closing obligations.

                  (c) Except as otherwise expressly provided for in this Agreement, the parties hereto shall (and ASC shall cause the Company to) promptly take all actions necessary to make each filing, including any supplemental filing, which either of them may be required to make with any Governmental Agency as a condition to or consequence of the consummation of the transactions contemplated by this Agreement or any Related Document.

                  (d) On or prior to the Closing the parties hereto shall (and ASC shall cause the Company to) execute and deliver to each other the Related Documents.

                  (e) The Sellers shall use their commercially reasonable efforts to assist and cooperate with the Parent in preparing audited financial statements of the Company as of and for the fiscal years ended July 29, 2001 and July 30, 2000 (such audited financial statements to include balance sheets, statements of earnings and statements of cash flow and to be prepared in accordance with Regulation S-X under the Securities Act). The Purchasers shall be responsible for the fees and expenses incurred by them in connection with the preparation of such audited financial statements (including the fees and expenses of their auditors) and the Sellers shall be responsible for the fees and expenses incurred by them in connection with such cooperation (including the fees and expenses of their auditors).

                  (f) The Purchasers shall deliver, or cause to be delivered, at or prior to the Closing, to the Sierra Pacific Power Company ("Sierra Pacific"), a substitute letter of credit (the "Substitute Letter of Credit") securing performance of the Company's obligations to Sierra Pacific pursuant to the agreements set forth on Schedule 9.05(f) of the Seller Disclosure Schedule, substantially identical to the letter of credit in effect on the date hereof (the "Sierra Pacific Letter of Credit") and otherwise in form and substance reasonably acceptable to Sierra Pacific; provided, however, that in the event Sierra Pacific shall not accept the Substitute Letter of Credit in exchange for the Sierra Pacific Letter of Credit, at the time of the Closing, the Purchasers shall deliver the Back-Up Letter of Credit and the Purchasers shall use their reasonable best efforts to cooperate with the Sellers and otherwise take any actions as may be reasonably necessary to effect the return of the Sierra Pacific Letter of Credit to ASC as promptly as practicable; provided, further, that upon return of the Sierra Pacific Letter of Credit to ASC, ASC shall simultaneously return the Back-Up Letter of Credit to the Purchasers.

                  (g) The Sellers shall, to the extent permitted by applicable Law, use their commercially reasonable efforts to assist and cooperate with the Purchasers in making such arrangements as would permit the continued sales of alcoholic beverages by the Company at the Resort following the Closing and pending the issuance of a new liquor license to the Company reflecting the transactions contemplated by the Agent, including assisting with transfer applications.

                  (h) The Sellers and the Purchasers shall use their commercially reasonable efforts to cause the Capital Lease Lenders to agree to accept the Substitute Capital Leases and, in the event of such agreement, the Company shall execute and deliver to the Capital Lease Lenders, at or simultaneously with the Closing, the Substitute Capital Leases; provided, however, that if any Capital Lease Lender requires the payment of a fee or other consideration for accepting a Substitute Capital Lease, the Sellers shall, at their election and in accordance with Section 2.02(b), either (i) pay such fee or other consideration or (ii) elect to have such Capital Lease prepaid at Closing.

                  (i) Following the Closing, ASC shall permit the Company to use all items of ski and snowboard rental equipment utilized by the Company prior to the Closing which is subject to a lease with ASC or any of its Affiliates (other than the Company) at a cost equal to ASC's or such Affiliate's cost under the applicable leases therefor, through the end of the 2001/2002 ski season.

                  (j) The Purchasers agree to cause the Company to honor ASC's obligations under the Promotional Contracts and multi-resort passes through the end of the 2001/2002 ski season.

                  (k) Subject to compliance by the Sellers with any proprietary rights, confidentiality or similar agreements, the Sellers shall transfer, or shall cause to be transferred, to the Company, at or prior to the Closing, all data and all right, title and interest to such data that relates exclusively to the Company and is maintained in electronic format by ASC or any of its Affiliates, including, without limitation, marketing data and customer lists; provided, however, that the Sellers shall use their respective commercially reasonable efforts to transfer to the Company any such data that does not relate exclusively to the Company to the extent such data can be segregated from information relating to the Sellers or their Affiliates (other than the Company) and that is not otherwise subject to a proprietary rights, confidentiality or similar agreement; provided, further, that Sellers shall be entitled to retain such information for their own use (in addition to transferring it to the Company).

                  (l) To the extent that, following the Closing, the Company shall not be able to continue to use any of the licenses set forth on Schedule 9.05(l) of the Seller Disclosure Schedule, the Sellers agree to use their commercially reasonable efforts (excluding the payment of money or the delivery of any item of value) to assist the Company in replacing such licenses and/or to provide the Company with the benefits of such licenses.

                  (m) The Purchasers and the Sellers shall (and the Sellers shall cause the Company to) use their commercially reasonable efforts to obtain any Approvals required to be obtained pursuant to the agreement identified in
Item 33 of Schedule 3.11(a) of the Seller Disclosure Schedule (the "Section 9.05(m) Agreement") and to release (the "Release") the Sellers and their Affiliates from any cross-default provision contained in the Section 9.05(m) Agreement or in any other agreement of the Sellers or their Affiliates that is cross-defaulted with the Section 9.05(m) Agreement.

                  (n) Contemporaneously with the Closing, the Purchasers and the Sellers shall file an amendment to the Certificate of Limited Partnership of the Company with the Secretary of State of the State of Nevada, removing HC as general partner of the Company and replacing HC with such general partner as the Parent shall, in its sole discretion, appoint.

                  9.06 Use of Names; Name Change.

                  (a) As soon as reasonably practicable after the Closing (and in no event later than sixty (60) days after the date hereof), the Purchasers shall cease (and cause the Company to cease) to use any written materials, including, without limitation, labels, packing materials, letterhead, advertising materials and forms, which include the words identified on Schedule 9.06(a) of the Seller Disclosure Schedule (collectively, the "Seller Trade Names"); provided, however, that the Company may use inventory, checks, application forms, product literature and sales literature (but not letterhead, business cards or the like), trail maps, signs or the like, each as in existence as of the Closing Date, until the earlier of the exhaustion of such materials or the close of the 2001-2002 ski season; provided, further, that in connection with the use or display of any Seller Trade Names in any mailed or distributed materials, the Purchasers shall use their commercially reasonable efforts to include a statement (and to allow ASC to review and comment upon such statement) to the effect that the Company has been sold to the Purchasers and that the use or display of any Seller Trade Name is related to the sale transition and does not in any manner indicate the endorsement or sponsorship by, or any connection with the Sellers. Except as specifically provided herein, each Purchaser agrees that it shall not hereafter permit the Company to adopt or use any trade name, trademark or service mark incorporating any of the Seller Trade Names or any trade name, trademark or service mark likely to indicate endorsement or sponsorship by, or any connection with, the Sellers or any of their Affiliates, including the name or mark "American Skiing" or any name or mark similar thereto.

                  (b) As soon as commercially reasonably practicable after the closing (and in no event later than sixty (60 days after the date hereof), the Sellers shall, and shall cause their Affiliates to, cease to use any written materials, including labels, packing materials, letterhead, advertising materials and forms, which include the words identified on Schedule 9.06(b) Seller Disclosure Schedule (collectively, the "Purchaser Trade Names"); provided, however, that ASC and its Affiliates may use inventory, checks, application forms, product literature, sales literature (but not letterhead, business cards or the like), trail maps, signs and the like, each as in existence as of the Closing Date, until the earlier of the exhaustion of such materials or the close of the 2001-2002 ski season. Except as specifically provided herein, the Sellers agree that they and their Affiliates shall not hereafter adopt or use any trade name, trademark or service mark incorporating any of the Purchaser Trade Names or any trade name, trademark or service mark likely to indicate endorsement or sponsorship by, or any connection with, any Purchaser or any of its Affiliates.

                  9.07 Confidentiality; Publicity. Each party shall (and ASC shall cause the Company to) hold, and shall use its commercially reasonable efforts to cause its employees and agents to hold, in strict confidence all information concerning the other parties or their Affiliates furnished to it by such other Persons, all in accordance with the Confidentiality Agreement, as if originally a party thereto who was required to keep information confidential except that the Sellers shall maintain such information with respect to the Company as confidential only to the extent such information is specific to the Company and does not relate to the operations of the Sellers or any of their Affiliates following the Closing Date. Any release to the public of information with respect to the matters contemplated by this Agreement (including any termination of this Agreement) shall be made only in the form and manner approved jointly by ASC and the Parent, provided that if a party is required by law to make any disclosure concerning such matters, such party shall discuss in good faith with the other party the form and content of such disclosure prior to its release (but such release shall not require the prior approval of the other parties).

                  9.08 Transition. Without limiting the agreements set forth in Sections 9.09, and Article XI, for a period of six (6) months following the Closing Date, the Sellers shall, and the Purchasers shall and shall cause the Company to, cooperate in good faith to effect an orderly transition in the operation of the Business (including, subject to the consent of ASC's applicable software licensors (which Sellers shall use their commercially reasonable efforts to obtain), permitting the Purchasers' use of the Sellers' general ledger), provided, that neither party shall be required to expend any funds or enter into any contractual commitments in performing its obligations under this
Section 9.08.

                  9.09 Access to Records After the Closing. The Sellers and the Purchasers recognize that subsequent to the Closing they may have information and documents which relate to the Company, the Business, its employees, its properties and Taxes and to which the other party may need access subsequent to the Closing. Each such party shall provide the other such party and its Representatives full access, during normal business hours on reasonable notice (and at such other times as such other party reasonably requests) and under reasonable circumstances, to all such information and documents, and to furnish copies thereof, which such other party reasonably requests. The Purchasers and the Sellers agree that prior to the destruction or disposition of any such books or records pertaining to the Company at any time within five (5) years (or, in any matter involving Taxes without the prior written consent of all other parties to this Agreement) after the Closing Date, each such party shall provide not less than thirty (30) calendar days prior written notice to the other such party of any such proposed destruction or disposal. If the recipient of such notice desires to obtain any such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party. Notwithstanding any provision of this Agreement or the Related Documents to the contrary, in no event shall the Sellers, their Affiliates be required to provide the Purchasers with access to or copies of the Sellers', or their Affiliates' Tax Returns to the extent such Tax Returns do not relate to the Company and in no case shall the Purchasers have any right to review any Tax Returns other than pro forma Tax Returns of the Company.

                  9.10 Real Estate Purchase. On or prior to the Closing, ASC shall cause the ASC Real Estate Affiliate to convey fee title to the California Base Parcel to the Company, by grant deed, free and clear of all Liens other than Permitted Exceptions.

                  9.11 Interim Operations of the Parent. Prior to the Closing, unless the Sellers have otherwise consented in writing thereto, the Parent shall not, and shall cause the GP Purchaser and the LP Purchaser not to:

                  (a) take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding the consummation of the transactions contemplated by this Agreement;

                  (b) directly or indirectly authorize any of, or commit or agree, in writing or otherwise, to take any action or actions which would make the representation of the Purchasers set forth in Section 4.11 of this Agreement untrue or incorrect in any material respect; and

                  (c) enter into any binding agreement to do any of the foregoing.

                  9.12 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to Section 12.01, none of the Sellers or the Company shall directly or indirectly through any partner, officer, director, employee, agent, affiliate or otherwise solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of its officers, directors, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding a Competing Transaction. The Sellers and the Company shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction. ASC shall promptly notify the Parent if any written proposal regarding a Competing Transaction is made and shall provide the Parent with copies thereof.

                  9.13 Tax Matters.

                  (a) The Company, the Sellers, ASC and the Purchasers shall take all action necessary to cause the Company to make an election to adjust the basis of the Company's property in the manner provided in Section 754 and 743(b) of the Code, including timely making such election on the Company's final return for the period ending on the Closing Date.

                  (b) The Company, the Sellers, and ASC shall take all actions reasonably requested by the Purchasers necessary to amend the limited partnership agreement of the Company prior to the Closing Date by adding the provision set forth in Schedule 9.13(b) to such partnership agreement; provided, however, that the parties acknowledge that the sale of one-hundred percent (100%) of the partnership interest in the Company will be treated as a technical termination of the Company for federal income tax purposes under Section 708 of the Code.

                  (c) (i) The Sellers and the Purchasers agree that, for the Sellers' and Purchasers' respective federal, state and local income tax purposes, the Purchase Price, as determined under Section 2.01 hereof, shall, subject to Section 2.04, be allocated among the assets of the Company as mutually agreed by the Sellers and the Purchasers in a manner consistent with applicable provisions of subchapter K of the Code, as amended, and the regulations thereunder.

                  (ii) Within a reasonable period following the date hereof, but in no event less than ten (10) days prior to the Closing, the Parent shall prepare and deliver to ASC a schedule (an "Allocation Schedule") allocating the sum of the Purchase Price among the assets of the Company, in such amounts reasonably determined by the Parent to be consistent with the foregoing.

                  (iii) ASC shall have a period of five (5) Business Days after the delivery of the Allocation Schedule (the "Response Period") to present in writing to the Parent notice of any objections ASC may have to the allocations set forth therein (an "Objections Notice"). Unless ASC timely objects, such Allocation Schedule shall be binding on the parties without further adjustment, absent manifest error.

                  (iv) If ASC shall raise any objections within the Response Period, the Parent and ASC shall negotiate in good faith and use their reasonable best efforts to resolve such dispute. If the parties fail to agree within fifteen days after the delivery of the Objections Notice, then the disputed items shall be resolved by the CPA Firm, or if such firm declines to act in such capacity, by such other firm of independent nationally recognized accountants chosen and mutually accepted by both parties (the "Accounting Referee"), whose determination shall be final and binding on the parties. The Accounting Referee shall resolve the dispute within thirty days after the item has been referred to it. The costs, fees and expenses of the Accounting Referee shall be borne equally by ASC and the Parent.

                  (v) For all Tax purposes, the Purchasers and the Sellers agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, and that none of them will take any position inconsistent therewith in any Tax Return. 9.14 Compliance with Laws. The Sellers shall provide the Purchasers with prompt written notice upon (a) the Company obtaining Knowledge of the commencement of any investigation or review by any Government Authority with respect to the Company or (b) receipt of any notice or communication of any noncompliance with any applicable Laws in any material respect.

                  9.15 Updating of the Schedules. Prior to Closing, the Sellers shall be obligated to update all of the Schedules promptly to correct any material inaccuracy in any such Schedule (other than to reflect actions or omissions which do not constitute a violation of the covenants contained in this Agreement occurring after the date of this Agreement and that would not reasonably be expected to have a Material Adverse Effect on the Company).

Notwithstanding the foregoing, any such modification or update of the Schedules shall be disregarded and have no effect (a) for the purpose of determining whether any condition to the Closing set forth in Article VII of this Agreement has been satisfied or (b) for the purpose of determining whether the Purchasers are entitled to indemnification under Article X.

                                   ARTICLE X

                          SURVIVAL AND INDEMNIFICATION

                  10.01 Survival. The representations and warranties contained in Articles III and IV hereof and the covenants and agreements of the parties contained herein to be performed on or prior to the Closing shall terminate eighteen months following the Closing Date, except that (a) the representations and warranties contained in Sections 3.15 and 3.21 shall continue in full force and effect thereunder subject to any applicable statute of limitation, (b) the representation and warranties contained in Sections 3.07(c) and 3.11(b)(ii) shall survive indefinitely, (c) the representations and warranties contained in
Section 3.11(b)(i) shall survive until the earlier of (i) the termination of the applicable Promotional Contract or (ii) receipt by the Parent of evidence reasonably satisfactory to the Parent certifying to the release of the Company's obligations under such Promotional Contract, and (d) claims asserted (in writing) prior to the end of such 18 month period shall survive until the earlier of (i) resolution by the parties or by a court of competent jurisdiction or (ii) if no action is brought before a court of competent jurisdiction, the expiration of the applicable statute of limitation. The agreements of the Sellers and the Purchasers contained in this Agreement which by their terms require action following the Closing shall survive until the expiration of the applicable statute of limitation or, to the extent such agreements are expressly limited to other dates or times, such agreements shall survive only to such dates or times.

                  10.02 Indemnification by the Sellers. Subject to the terms and limitations set forth herein, the Sellers, jointly and severally, shall indemnify, defend and hold harmless the Purchasers and the Company and each of their respective past, present and future directors, officers, employees, agents and representatives (together, the "Purchaser Indemnitees") from and against any and all losses, liabilities, obligations, claims, suits, damages, civil and criminal penalties and fines, costs and expenses, Taxes, levies, imposts, duties, deficiencies, assessments, charges, penalties, and interest, including any reasonable attorneys' fees ("Indemnifiable Losses"), resulting from or arising out of any breach of any representation, warranty, covenant or undertaking (to the extent the same survive the Closing pursuant to Section 10.01) of the Sellers contained in this Agreement; provided, however, that for purposes of this Agreement and subject to the other terms and limitations contained in this Article X, to the extent the matters set forth on Schedule 3.17(a) of the Seller Disclosure Schedule would, absent disclosure thereof, constitute a breach of Section 3.17, (a) the matters set forth on Schedule 3.17(a) of the Seller Disclosure Schedule shall, to the extent that they concern the presence of Hazardous Substances in the soil, groundwater or surface water at the Resort and the investigation and remediation thereof, be deemed to constitute a breach of Section 3.17, (b) notwithstanding clause (a), as to the Wetlands Restoration matter disclosed in Item 13 of Schedule 3.17(a) of the Seller Disclosure Schedule, the Sellers shall be liable to indemnify the Purchaser Indemnitees pursuant to this Section 10.02 only for 50% of any otherwise Indemnifiable Losses incurred by the Purchaser Indemnitees in connection therewith and (c) notwithstanding clause (a), if the environmental remediation referenced in Item 1(b) of Schedule 3.17(a) of the Seller Disclosure
Schedule is required prior to the demolition of the Upper Vehicle Maintenance

Shop, the presence of Hazardous Substances in the soil and groundwater below the foundation of the Upper Vehicle Maintenance Shop shall be deemed a breach of
Section 3.17 and if such remediation is not required prior to the demolition of the Upper Vehicle Maintenance Shop, such presence of Hazardous Substances shall not be deemed a breach of Section 3.17 (it being understood that this clause (c) shall not otherwise limit clause (a) to the extent such Hazardous Substances are not located under the foundation of the Upper Vehicle Maintenance Shop).

                  10.03 Indemnification by the Purchasers. Subject to the terms and limitations set forth herein, the Purchasers, jointly and severally, shall indemnify, defend and hold harmless the Sellers, each of their respective Subsidiaries and Affiliates, and each of the respective past, present and future directors, officers, employees, agents and representatives of the Sellers and such Affiliates (together, the "Seller Indemnitees"), from and against any and all Indemnifiable Losses resulting from or arising out of (a) any breach of any representation, warranty, covenant or undertaking (to the extent the same survive the Closing pursuant to Section 10.01) of the Purchasers contained in this Agreement, (b) any liabilities of the Company for which HC is liable that arise solely and exclusively as a result of HC being the general partner of the Company (other than any such liabilities with respect to which the Sellers are indemnifying the Purchasers pursuant to Section 10.02) and (c) any of the agreements, covenants or understandings contained in Section 9.05(i) (the "Section 9.05 Losses").

                  10.04 Limitations on Indemnification; Exclusive Remedy.

                  (a) Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be liable for any Indemnifiable Losses arising out of or based upon a breach or alleged breach of (i) the representations and warranties in Article III or (ii) the covenants and agreements of the Sellers contained in this Agreement, and the Purchaser shall not be liable for any Indemnifiable Losses arising out of or based upon a breach or alleged breach of
(a) the representations and warranties in Article IV or (b) the covenants and agreements of the Purchasers contained in this Agreement, in each case unless all Indemnifiable Losses arising out of all such Indemnifiable Losses shall exceed $1,000,000 in the aggregate, and then only to the extent of such excess. Further, with respect to Indemnifiable Losses arising out of or based upon breaches or alleged breaches of the representations and warranties in Article III or Article IV, neither the Sellers on the one hand, nor the Purchasers, on the other hand, shall be entitled to indemnification in an aggregate amount in excess of $10,000,000. Notwithstanding the foregoing, the limitations set forth in this Section 10.04(a) shall not apply to (x) any claim by the Purchasers in respect of (a) the Tax matters identified in Article XI or the representation contained in Section 3.21, (b) Section 2.03(f) or (c) the representations contained in Sections 3.07(c), 3.11(b) and 3.16 and (y) any claim by any Seller in respect of (a) the representation contained in Section 4.06, (b) Section 2.03(f) or (c) the Section 9.05 Losses.

                  (b) The Sellers and the Purchasers have agreed that separate standards will apply to the use of the terms "material," "materially," "in all material respects," "in any material respect," "material in financial terms," "Material Impairment" and "Material Adverse Effect" (together, the "Materiality Terms") for purposes of determining the rights to indemnification under this
Article X. For purposes of indemnification, the representations and warranties in Articles III and IV (other than Section 3.07(a) and Section 4.08) shall be construed as if they were not qualified by the Materiality Terms. As so construed, no indemnification for Indemnifiable Losses for any representation or warranty, including any representation or warranty containing a Materiality Term, under Sections 10.02 and 10.04 shall be required unless the untruth or breach of any such representation or warranty applied without the relevant Materiality Terms results in Indemnifiable Losses of $25,000 or more. For indemnification purposes under Sections 3.07(a) and Section 4.08, the Materiality Terms shall each be given their separate meanings in accordance with applicable Law.

                  (c) Following the Closing, in the absence of fraud on the part of the Sellers or the Purchasers, as the case may be, the provisions of this
Article X shall be the exclusive remedy for any breach or alleged breach of (i) any representation and warranty contained in Article III or Article IV and (ii) any covenant or agreement to be performed on or prior to the closing Date. In furtherance of the foregoing, each party hereby waives, and agrees to cause its Affiliates to waive, any and all rights, claims and causes of action they may have against any other party or any Affiliate thereof arising under or based upon any statutory or common law or otherwise (except pursuant to the indemnification provisions set forth in this Article X and except with respect to any breach of any covenant or agreement to be performed following the Closing) to the extent relating to this Agreement or the transactions contemplated hereby.

                  (d) To the extent that a party hereto shall have any obligation to indemnify and hold harmless any other Person hereunder, such obligation shall not include lost profits or other consequential, special, punitive, incidental or indirect damages (and the injured party shall not recover for such amounts), except to the extent such amounts are required to be paid to a third party other than an Indemnified Party or a Person affiliated therewith.

                  10.05 Defense of Claims.

                  (a) If a Purchaser Indemnitee or Seller Indemnitee, as the case may be (an "Indemnified Party"), shall receive notice of the assertion of any claim (a "Notice of Claim") with respect to which a party required to provide indemnification hereunder (an "Indemnifying Party") may be obligated under this Agreement to provide indemnification, such Indemnified Party shall give such Indemnifying Party prompt notice thereof (and the Escrow Agent, if the Indemnified Party is a Purchaser Indemnitee); provided, however, that the failure of any Indemnified Party to give such Notice of Claim shall not relieve any Indemnifying Party of its obligations under this Article X, except to the extent that such Indemnifying Party is actually materially prejudiced by such failure to give notice. Such Notice of Claim shall describe the claim in reasonable detail, and, if practicable, shall indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained by such Indemnified Party; provided, however, that such estimate shall not be binding on the Indemnified Party.

                  (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel reasonably chosen by such Indemnifying Party, may elect to defend any third party claim; and if it so elects, it shall, within twenty (20) Business Days after receiving notice of such third party claim (or sooner, if the nature of such third party claim so requires), notify the Indemnified Party of its intent to do so, and such Indemnified Party shall cooperate in the defense of such third party claim. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a third party claim, such Indemnifying Party shall not be liable to such Indemnified Party under this Article X for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that such Indemnified Party shall have the right to employ one counsel (and any necessary local counsel) to represent such Indemnified Party and all other Persons entitled to indemnification in respect of such claim hereunder (which counsel shall be reasonably acceptable to the Indemnifying Party) if, in the opinion of counsel reasonably acceptable to the Indemnifying Party, a conflict of interest between such Indemnified Party and such Indemnifying Party exists in respect of such claim, and in that event (i) the reasonable fees and expenses of one such separate counsel (and any necessary local counsel) for all Indemnified Parties shall be paid by such Indemnifying Party and (ii) each of such Indemnifying Party and such Indemnified Party shall have the right to direct its own defense in respect of such claim. If any Indemnifying Party elects not to defend against a third party claim, or fails to timely notify an Indemnified Party of its election, such Indemnified Party may defend, compromise and settle such third party claim; provided, however, that no such Indemnified Party may, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any third party claim or consent to the entry of any Judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnifying Party of a written unconditional release from all liability in respect of such third party claim. The Indemnifying Party may defend, compromise and settle any third party claim on such terms as it deems appropriate; provided, however, that no Indemnifying Party may, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any third party claim or consent to the entry of any Judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written unconditional release from all liability in respect of such third party claim.

                  10.06 Losses Net of Insurance, etc. The amount of any loss, liability, cost or expense for which indemnification is provided under this
Article X shall be net of any amounts actually recovered (after taking into account any increase in the premium payable pursuant to such policy, to the extent, if any, such increase results from the action or inaction for which the Indemnified Party is being indemnified) by the Indemnified Party under an insurance policy with respect to such loss, liability, cost or expense and shall be reduced to take account of the aggregate Tax benefit(s) realized by the Indemnified Party arising from the incurrence or payment of any such loss, liability, cost or expense.

                  10.07 Section 9.05(m) Agreement. Notwithstanding anything contained in this Article X to the contrary, in the event that the Release is not obtained, the Purchasers shall, jointly and severally, indemnify, defend and hold harmless the Sellers for any Indemnifiable Losses suffered by any Seller Indemnitee arising out of any breach or default by the Company under the Section 9.05(m) Agreement, and the Sellers shall, jointly and severally, indemnify and hold harmless the Purchasers and the Company from any Indemnifiable Losses suffered by any Purchaser Indemnitee arising out of any breach or default under any agreement that is cross-defaulted with the Section 9.05(m) Agreement, in either case, other than as a result of the failure to obtain the consent required by the Section 9.05(m) Agreement to the transactions contemplated by this Agreement.

                                   ARTICLE XI

                                   TAX MATTERS

                  11.01 Tax Indemnification.

                  (a) Subject to Section 13.03, from and after the Closing Date, the Sellers, jointly and severally (for purposes of this Article XI only, the "Tax Indemnifying Parties"), shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Purchasers and the Company and reimburse the Purchasers and the Company for the following Taxes, to the extent that such Taxes have not been paid as of the Closing Date and are not reflected in the determination of Working Capital: (i) all Taxes imposed on the Company or the Purchasers as a result of becoming a partner of the Company with respect to any taxable year or period ending on or before the Closing Date; (ii) with respect to taxable years or periods beginning before the Closing Date and ending after the Closing Date, all Taxes imposed on the Company or the Purchasers as a result of becoming a partner of the Company, which Taxes are allocable to the portion of such taxable year or period ending on the Closing Date (an "Interim Period") (Interim Periods and any taxable years or periods that end on or prior to the Closing Date being referred to collectively hereinafter as "Pre-Closing Periods"); and (iii) without duplication, any liability for Taxes resulting from a breach of the representations and warranties in Section 3.21; provided, however, that the Tax Indemnifying Parties shall have no obligation to pay, indemnify, defend or hold harmless the Purchasers or the Company for any Taxes taken into account in calculating the Gondola Taxes and Penalties or the Capital Lease Taxes and Penalties.

                  (b) For purposes of this Section 11.01, in order to apportion appropriately any Taxes relating to any taxable year or period that includes an Interim Period, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant Tax authority to treat for all purposes the Closing Date as the last day of the taxable year or period of the Company.

In any case where applicable law does not permit the Company to treat the Closing Date as the last day of the taxable year or period, then, in each such case, the portion of any Taxes that are allocable to the portion of the Interim Period ending on the Closing Date shall be: (i) in the case of Taxes that are based upon or related to income or receipts, deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date; and
(ii) in the case of Taxes not described in subparagraph (i) above that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period.

                  (c) Subject to Section 11.05 and the limitations contained in
Section 11.03(b), payment of any amount by the Tax Indemnifying Parties under this Section shall be made within ten (10) days following written notice by any Purchaser or the Company to ASC that the Tax Indemnifying Parties are required to pay such amounts to the appropriate Tax authority; provided, however, that the Tax Indemnifying Parties shall not be required to make any payment to any Purchaser or the Company hereunder earlier than five (5) Business Days before it is due to the appropriate Tax authority.

                  (d) All matters relating in any manner to Tax indemnification obligations and payments shall be governed exclusively by this Article XI.

                  11.02 Tax Refunds. The Purchasers shall pay to ASC, HC or HVSR, as the case may be, all refunds or credits of Taxes received by any Purchaser or the Company after the Closing Date and attributable to Taxes paid by the Company (or any predecessor of the Company) with respect to a Pre-Closing Period, net of any Taxes imposed on such refund amount, and adjusted to reflect any Tax benefit received by the Purchasers or the Company in connection with the accrual or payment of amounts pursuant to this Section 11.02.

                  11.03 Preparation and Filing of Tax Returns and Payment of Taxes.

                  (a) ASC shall be responsible for the preparation and filing of all Tax Returns with respect to each of the Company for any Tax period ending on or prior to the Closing Date to the extent such Tax Returns are required to be filed on or prior to the Closing Date. All such Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company (including, without limitation, prior Tax elections and accounting methods or conventions made or utilized by the Company), except as required by a change in the applicable law or regulations.

                  (b) The Purchasers shall prepare and timely file or cause the Company to prepare and timely file all Tax Returns required to be filed after the Closing Date other than Tax Returns described as the responsibility of ASC in Section 11.03(a). All such Tax Returns with respect to Pre-Closing Periods shall be prepared and filed in a manner that is consistent with the prior practice of the Company (including prior Tax elections and accounting methods or conventions made or utilized by the Company), except as required by a change in the applicable law or regulations. The Purchasers shall deliver all such Tax Returns with respect to Pre-Closing Periods to ASC for ASC's review at least forty-five (45) days prior to the due date (including extensions) of any such Tax Return. If ASC disputes any item on such Tax Return, it shall notify the Purchasers of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to ASC and the Purchasers. The fees and expenses of such accounting firm shall be borne equally by ASC and the Purchasers.

                  11.04 Tax Cooperation.

                  (a) ASC and the Purchasers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records), and assistance relating to the Company as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding related to any proposed adjustment. Any information obtained under this Section 11.04(a) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

                  (b) The Purchasers agree that with respect to Pre-Closing Periods, they shall not, on or after the Closing Date, without the prior written consent of ASC, amend any Tax Return, or waive or extend any statute of limitations.

                  11.05 Tax Audits.

                  (a) After the Closing, the Purchasers shall notify ASC in writing (a "Tax Notice") of any demand or claim received by the Purchasers or the Company from any Tax authority or any other party with respect to Taxes for which the Tax Indemnifying parties are liable pursuant to Section 11.01 within ten (10) days of the receipt of such demand or claim by the Purchasers or the Company; provided, however, that a failure to give such Tax Notice will not affect the rights of the Purchasers or the Company to indemnification under
Section 11.01 unless, or except to the extent that, but for such failure, the Tax Indemnifying Parties could have reduced, avoided, or contested the Tax liability in question in whole or in part. Such Tax Notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.

                  (b) Subject to the following sentence, ASC may elect to control the conduct, through counsel of ASC's own choosing and at ASC's own expense, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 11.01, including any contest in respect of an Interim Period (any such audit, claim for refund, or proceeding relating to an asserted

Tax liability is referred to herein as a "Contest"); provided that such counsel shall be reasonably satisfactory to the Parent). If ASC elects to control a Contest, ASC shall within thirty (30) calendar days of receipt of the Tax Notice notify the Parent in writing of its intent to do so; provided, however, that the Purchasers and the Company are authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect their interests during such 30 day period. If ASC properly elects to control a Contest, then ASC shall have all rights to settle, compromise and/or concede such asserted liability and the Purchasers shall cooperate and shall cause the Company (and any of its successors) to cooperate in each phase of such Contest. If ASC does not elect to control the Contest, the Purchasers or the Company may, without affecting its or any other indemnified party's rights to indemnification under this Article XI, assume and control the defense of such Contest with participation by the Sellers.

                  (c) In the event that a Contest involves both a pre-Closing period and a post-Closing period (a "Straddle Contest"), the parties shall endeavor to cause the Contest proceeding to be separated into two or more separate proceedings, each of which involves exclusively pre-Closing periods or post-Closing periods. In the event that such separation cannot, after diligent efforts, be achieved, the Purchasers and ASC shall jointly control the Straddle Contest; provided, however, that, subject to this Section 11.05 generally, the Purchasers shall have all rights to make decisions, settle, compromise and/or concede such asserted liability as relates to a post-Closing period, and ASC shall have all rights to settle, compromise and/or concede such asserted liability as relates to a pre-Closing period.

                  (d) With respect to a Contest that is described in paragraphs
(b) and (c) of this Section, and which relates to Taxes other than income Taxes, franchise Taxes, and Transfer and Recording Taxes, ASC's ability to settle, compromise and/or concede any asserted liability shall be subject to the Parent's consent, not to be unreasonably withheld, conditioned or delayed, if ASC's proposed settlement, compromise or concession would adversely affect such Tax liability of the Company in a post-Closing period; provided, however, if the Parent does not provide ASC with such consent, ASC shall pay to the Parent the amount that ASC was willing to pay the Taxing authority to settle the asserted Tax liability, and ASC shall be released by the Parent from all indemnification obligations thereto pursuant to Section 11.01 and the Parent shall assume control over the conduct of such Contest and shall have all rights if such Contest does not involve any issues for which ASC remains liable under this
Article XI to make decisions, settle, compromise, and/or concede such asserted liability.

                  (e) Notwithstanding anything contained in this Section 11.05 to the contrary, none of the Purchasers or the Company shall be required to permit ASC to contest any claim; provided, however, that the Tax Indemnifying Parties shall have no obligation to pay, indemnify or reimburse the Purchasers or the Company for any amounts that the Purchasers or the Company pay without the prior approval of ASC (which may be granted or withheld in ASC's sole discretion) with respect to a claim ASC timely elects to contest but is not permitted to contest under this Section 11.05(e).

                  (f) Notwithstanding anything contained in this Section 11.05 to the contrary, ASC shall not, without the prior written consent of the Parent (which consent shall not be unreasonably withheld, contained or delayed), settle, compromise or concede any asserted liability unless ASC has (i) paid or otherwise satisfied the asserted liability on or prior to the date of such settlement, compromise or concession, or (ii) obtained, as an unconditional term of such settlement, compromise or concession, an unconditional release, issued by the applicable taxing authority in favor of the Company, for all responsibility in respect of the asserted liability.

                  11.06 Tax Treatment of Indemnification Payment. The parties agree to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all Tax purposes.

                                   ARTICLE XII

                                   TERMINATION

                  12.01 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the written mutual consent of the parties hereto;

                  (b) upon written notice by any party hereto, if (i) any court of competent jurisdiction or any other Governmental Agency shall have issued a Judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and (ii) such Judgment or other action shall have become final and nonappealable;

                  (c) upon written notice at any time on or after July 31, 2002, by the Sellers, on the one hand, and the Purchasers, on the other hand, if the Closing has not occurred by such date; provided, however, that (i) if any of the Sellers is seeking termination, then none of the Sellers is in breach in any material respect of their respective representations, warranties, covenants or agreements contained in this Agreement or (ii) if any Purchaser is seeking termination, then no Purchaser is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement; or

                  (d) upon written notice by the Sellers, on the one hand, or by the Purchasers, on the other hand, if (i) all conditions to the obligations of the other party (being any of the Sellers or the Purchasers) to consummate the transactions contemplated hereby shall have been satisfied (or would have been satisfied absent the other party's breach in performing its obligations hereunder) and (ii) the other party (being any of the Sellers or the Purchasers) is in material breach of any of its representations, warranties, covenants or agreements hereunder (which breach continues unremedied by such party for thirty
(30) days after written notice thereof to such party); provided, however, that
(i) if any Seller is seeking termination, then no Seller is in breach in any material respect of its respective representations, warranties, covenants or agreements contained in this Agreement or (ii) if any Purchaser is seeking termination, then no Purchaser is then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement; provided, further, that if such other party is any Purchaser, it shall not be entitled to such 30-day period if it is in default of its obligation to pay the Purchase Price to the Sellers on the Closing Date as provided herein.

                  12.02 Other Agreements; Material To Be Returned.

                  (a) In the event that this Agreement is terminated pursuant to
Section 12.01, the transactions contemplated by this Agreement and the Related Documents shall be terminated, without further action by any party hereto, and the Sellers on the one hand and the Purchasers on the other hand shall immediately enter into, or cause their relevant Affiliates to enter into, written consents to terminate each of the Related Documents that have become effective prior to the date of such termination.

                  (b) Furthermore, in the event that this Agreement is terminated pursuant to Section 12.01:

                  (i) The Purchasers shall return all documents and other material received from the Sellers, their Affiliates or any of their respective Representatives relating to the Business or the transactions contemplated by this Agreement and the Related Documents, whether obtained before or after the execution of this Agreement, to the Sellers;

                  (ii) The Purchasers agree that all confidential information received by the Purchasers or their Affiliates or their Representatives with respect to either of the Sellers, the Company, the Business or this Agreement or any of the Related Documents or the transactions contemplated hereby or thereby shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement, in accordance with Section 9.07;

                  (iii) The Sellers shall return all documents and other material received from the Purchasers, their Affiliates or any of their Representatives relating to the Purchasers or the transactions contemplated by this Agreement or any of the Related Documents, whether obtained before or after the execution of this Agreement, to the Purchasers; and

                  (iv) The Sellers agree that all confidential information received by the Sellers or their Affiliates or their respective Representatives with respect to the Purchasers or this Agreement or any of the Related Documents or the transactions contemplated hereby or thereby shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement, in accordance with
Section 9.07.

                  12.03 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 12.01 hereof, all obligations of the parties hereto under this Agreement shall terminate and become void and of no further effect and there shall be no liability of any party hereto to any other party except (a) for the obligations with respect to confidentiality and publicity contained in Section 9.07 hereof, (b) as set forth in Section 13.03 in respect of certain fees and expenses, (c) the obligations with respect to brokers contained in Sections 3.16 and 4.06 and (d) this Article XII; provided, however, that no party hereto shall be relieved from liabilities arising out of any willful breach of its covenants or agreements contained in this Agreement.

                                  ARTICLE XIII

                                  MISCELLANEOUS

                  13.01 Complete Agreement. This Agreement, the Related Documents and the Schedules and Exhibits attached hereto and thereto and the documents referred to herein (including the Confidentiality Agreement referred to in Section 9.07) and therein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

                  13.02 Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, waived, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way be construed to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

                  13.03 Fees and Expenses. Except as otherwise expressly provided in this Agreement, ASC shall pay all of the fees and expenses incurred by the Sellers, ASC Real Estate Affiliate and the Company, and the Parent shall pay all of the fees and expenses incurred by the Purchasers, in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, (a) the Parent, on the one hand, and ASC, on the other hand, shall each be responsible for 50% of (i) the fees related to obtaining title insurance policies in respect of the Owned Real Property in aggregate coverage amounts not to exceed $15 million (excluding any endorsements thereto, which shall be paid for by the Purchasers), (ii) all real estate transfer taxes and sales taxes payable as a result of the consummation of the transaction contemplated hereby and (iii) the HSR Act filing fee. The Purchasers shall be responsible for the costs associated with obtaining the New U.S. Forest Service Permits.

                  13.04 Amendments. No amendment to this Agreement shall be effective unless it shall be in writing signed by each party hereto. Each of the parties hereto agree that no amendment to any Related Document shall be effective unless it shall have been approved in writing by each of the parties hereto.

                  13.05 Notices. All notices, requests, consents and demands to or upon the respective parties hereto shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) if delivered by hand (including by overnight courier), when delivered, (b) on the day after delivery to a nationally recognized overnight carrier service if sent by overnight delivery for next morning delivery, and (c) in the case of facsimile transmission, upon receipt of a legible copy. In each case: (x) if delivery is not made during normal business hours at the place of receipt, receipt and due notice under this Agreement shall be deemed to have been made on the immediately following Business Day, and (y) notice shall be sent to the address of the party to be notified, as follows, or to such other address as may be hereafter designated by the respective parties hereto in accordance with these notice provisions:

                  If to the Purchasers, to:

                  c/o Vail Resorts, Inc.
                  137 Benchmark Road
                  Avon, Colorado  81620
                  Attention:  Martha D. Rehm, Esq.
                  Facsimile:  (970) 845-2928

                  With a copy to:

                  Cahill Gordon & Reindel
                  80 Pine Street
                  New York, New York  10005
                  Attention:        James J. Clark, Esq.
                  Facsimile:        (212) 269-5420

                  If to the Sellers, to:

                  c/o American Skiing Company
                  One Monument Way
                  Portland, ME  04101
                  Attention:        Foster A. Stewart, Jr., Esq.
                                    General Counsel
                  Facsimile:        (207) 791-2607

                  and a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York  10019-6064
                  Attention:        Mitchell L. Berg, Esq.
                  Facsimile:        (212) 757-3990

                  13.06 Venue. Any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in any federal or state court in New York County, New York, New York, pursuant to Section 5-1402 of the New York General Obligation Law and each party hereto waives any objection which it may now have or hereafter have to the laying of venue of any such suit, action or proceeding in New York County, New York, New York, and each party hereto hereby irrevocably submits to the jurisdiction of any such court in New York County, New York, New York in any action, suit or proceeding.

                  13.07 GOVERNING LAW; WAIVER OF JURY TRIAL

                  (A) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

                  (B) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

                  13.08 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                  13.09 Interpretation. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in one form have correlative meanings when used herein in any other form. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms "include", "includes" and "including" shall be deemed to be followed by the words "without limitation".

                  13.10 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. Matters reflected on any Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

                  13.11 Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto except with the prior written consent of the other parties or by operation of law.

                  13.12 Remedies.

                  (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

                  (b) The Sellers shall be jointly and severally liable for the performance of any of the obligations of any Seller hereunder and pursuant to the Related Documents and the Purchasers shall be jointly and severally liable for the performance of any of the obligations of any Purchaser hereunder and pursuant to Related Documents.

                  13.13 Third Parties. Except as provided in Article V and Sections 10.02 and 10.03, nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

                  13.14 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the other provisions shall not be affected by such invalidity, illegality or unenforceability, but shall remain in full force and effect.

                  13.15 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and each of which shall be deemed an original. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representatives as of the day and year first above written.

                                   HEAVENLY VALLEY SKI & RESORT CORPORATION


                                   By: /s/ William J. Fair
                                      ------------------------------------------
                                      Name:  William J. Fair
                                      Title:  President


                                   AMERICAN SKIING COMPANY



                                   By: /s/ William J. Fair
                                      ------------------------------------------
                                      Name:  William J. Fair
                                      Title: President


                                   HEAVENLY CORPORATION



                                   By:  /s/ William J. Fair
                                      ------------------------------------------
                                      Name:  William J. Fair
                                      Title:  President

                                   VAIL RESORTS, INC.



                                   By:/s/Adam Aron
                                      ------------------------------------------
                                      Name: Adam Aron
                                      Title: Chairman & CEO

                                   VR HEAVENLY I, INC.



                                   By:/s/Martha D. Rehm
                                      ------------------------------------------
                                      Name: Martha D. Rehm
                                      Title: Vice President & Secretary


                                   VR HEAVENLY II, INC.



                                   By:/s/Martha D. Rehm
                                      ------------------------------------------
                                      Name: Martha D. Rehm
                                      Title: Vice President & Secretary